 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 1, 1996
                                                     REGISTRATION NO. 333-09295
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                            TELESENSORY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

       CALIFORNIA                    3698                    77-0208927
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                                --------------

                           455 NORTH BERNARDO AVENUE
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                (415) 960-0920
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                                 LARRY ISRAEL
                         CHAIRMAN, PRESIDENT AND CHIEF
                               EXECUTIVE OFFICER
                            TELESENSORY CORPORATION
                           455 NORTH BERNARDO AVENUE
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                (415) 960-0920
     (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE OF PROCESS)

                                --------------

                                  COPIES TO:

            MARIO M. ROSATI                       EDWARD M. LEONARD
          MICHAEL J. DANAHER               BROBECK, PHLEGER & HARRISON LLP
   WILSON SONSINI GOODRICH & ROSATI               TWO EMBARCADERO PLACE
       PROFESSIONAL CORPORATION                       2200 GENG ROAD
          650 PAGE MILL ROAD                       PALO ALTO, CA 94303
          PALO ALTO, CA 94304                         (415) 424-0160
            (415) 493-9300

                                --------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 1, 1996

PROSPECTUS

                             2,886,226 SHARES

                                      LOGO
                                  COMMON STOCK

                                  -----------

  Of the 2,886,226 shares of common stock, $.02 par value (the "Common Stock"), offered hereby (the "Offering"), 2,275,000 shares are being sold by Telesensory Corporation, a California corporation ("Telesensory" or the "Company"), and 611,226 shares are being sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders." Prior to this Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price for the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "TLSN."

                                  -----------

   SEE "RISK FACTORS," BEGINNING ON PAGE 7 HEREIN FOR A DISCUSSION OF CERTAIN
           MATTERS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
    PASSED  UPON   THE  ACCURACY  OR  ADEQUACY  OF  THIS   PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   UNDERWRITING PROCEEDS TO PROCEEDS TO SELLING
                   PRICE TO PUBLIC DISCOUNT (1) COMPANY (2)    SHAREHOLDERS
                   --------------- ------------ ----------- -------------------
Per Share.........      $              $           $               $
Total (3).........      $              $           $               $

-------
(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated at $800,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 432,934 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. Of the shares subject to this option, all 432,934 shares will be sold by the Company. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $   , $    and $   , respectively.
    See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters and subject to approval of certain legal matters by counsel for the Underwriters. It is expected that delivery of the Common Stock will be made against payment
therefor on or about    , 1996, in New York, New York.

                                  -----------

JEFFERIES & COMPANY, INC.                                   VAN KASPER & COMPANY

   , 1996

                              Low Vision Products

               READING                            VIEWING SMALL OBJECTS
Magnification and electronic              Small objects, such as pill bottles,
enhancement provided by Aladdin(R)        food packages, stamps, and coins can
video magnifiers permit severely          be easily read when the image is
visually impaired people to read          magnified and enhanced by a video
very small print. Books, newspapers,      magnifier.
recipes, personal correspondence,
and photographs all become
accessible.


               WRITING                       COMPUTER DISPLAY MAGNIFICATION
Writing becomes possible for              Super Vista provides 2x-16x
visually impaired persons when they       magnification of text and graphics
can see what they are writing. Here,      displays for most PC-compatible
the Aladdin is being used to help         software application programs. Here,
write a check.                            Super Vista is being used with
                                          Microsoft Windows.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

Explanatory Note: The following language appears in both print and braille in the printed prospectus.

  Telesensory Corporation manufactures innovative electronic and computer-based products to assist people with severe visual disabilities to achieve greater independence and privacy. The Company's products for people with severely impaired vision ("Low Vision Products") include the Aladdin family of video magnifiers. The Company's products for blind people (the "Blindness Products") include braille devices which allow blind people to use personal computers.

  This page is printed in braille, a pattern of raised dots which provides blind people with a means of reading character information using their fingertips. For this sheet, interpoint braille has been used, which saves paper and space by embossing braille on both sides of the sheet. The characters are "interpointed" so that the embossed dots on each side do not interfere with each other.

  The braille language was originally developed by Frenchman Louis Braille in the late 19th century. It is adaptable for virtually any written language. Many versions of braille are now used by blind people worldwide.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including information under "Risk Factors." Except as otherwise noted, all information in this Prospectus, including financial information, share and per share data, assumes (i) the issuance of 112,500 shares of Common Stock upon the net exercise of all outstanding warrants, and
(ii) no exercise of the Underwriters' over-allotment option. See "Underwriting." This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those set forth in the Section entitled "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

  Telesensory Corporation ("Telesensory" or the "Company"), founded in 1970, develops, manufactures and markets innovative electronic and computer-based products to assist people with severe visual disabilities to achieve greater independence and privacy. The Company is the leading provider of such products in North America, and one of the two leading companies worldwide. The Company makes video magnifiers and other electronic and computer-based assistive devices for people who are severely visually impaired (the "Low Vision Products") and various braille-related and other electronic and computer-based assistive devices for those who are totally blind or without useable light perception (the "Blindness Products").

  Severe visual impairment is defined by the National Center for Health Statistics as the inability to read ordinary newspaper print even when wearing glasses or contact lenses. Such people also have difficulty with daily activities such as reading mail and prescription bottles, balancing checkbooks, viewing photographs and working with small objects. The number of people in the United States who are severely visually impaired is estimated at 4.3 million. A much smaller population, estimated at 100,000 in the United States, is either totally blind or lacks useable light perception. Populations in other developed countries are believed to exhibit similar rates of visual impairment. Age-related macular degeneration, which has no known cure, is the leading cause of visual impairment and currently affects 20% of individuals over age 65. Other leading causes of visual impairment and blindness include diabetes and glaucoma.

  Disabled people, including those who are visually disabled, are increasingly seeking to participate fully in workplace, recreation and other daily activities enjoyed by non-disabled people. There is also a growing awareness of the need to enhance the quality of lives of disabled people. For example, the Americans with Disabilities Act (the "ADA") mandates that public facilities and services be accessible to disabled people, including those with visual impairments. The Company believes that these trends, combined with an aging but active population that desires to preserve its independence, have contributed to a growing demand for devices to assist visually disabled people and the development of a consumer market willing and able to purchase assistive devices without government assistance. The Company believes that only a small percentage of visually impaired people are familiar with or own electronic assistive devices. For example, the Company estimates that annual unit sales of all electronic and computer-based magnification systems in the United States are made to fewer than 0.5% of the 4.3 million people who are severely visually impaired.

  Low Vision Products accounted for 71% of the Company's net revenue in 1995. Low Vision Products consist of video magnifiers and computer screen magnification systems, which provide adjustable magnification, enhanced contrast and a larger field of view. In 1994, the Company introduced the Aladdin, a highly innovative, advanced video magnifier. In 1995, the Aladdin won the American Society of Aging's Gold Award for outstanding product design for mature consumers. Primarily as a result of the introduction of the Aladdin, unit sales of video magnifiers increased 53% in 1995 over the prior year, to 11,091 units, and increased 18% in the first half of 1996 as compared to the first half of 1995. The Company believes that its sales of video magnifiers, in both units and dollars, represented approximately 55% of the market in the United States in 1995 and significantly exceeded comparable figures for any of its competitors worldwide.

  Blindness Products accounted for 29% of the Company's net revenue in 1995. The principal product line consists of refreshable computer-controlled braille displays that enable blind persons to operate personal computers. Other Blindness Products include optical character reading systems with synthesized speech or braille output, and braille printers. The Company believes that it is one of the top three manufacturers worldwide for the majority of its Blindness Products.

  Telesensory believes that it has the largest worldwide distributor and dealer network of any company marketing assistive devices to severely visually impaired people. For distribution of its Low Vision Products, the Company uses a network of approximately 110 United States and 30 international distributors and dealers. For distribution of its Blindness Products, the Company uses approximately 37 United States and generally the same 30 international distributors and dealers that distribute its Low Vision Products, as well as an in-house sales team. International sales represented approximately 35% of total sales in 1995. The Company and its distributors sell to government agencies, institutions, schools, corporations and individuals. The Company estimates that government funded purchases accounted for approximately 40% of domestic sales and a higher percentage of international sales in 1995.

  Since 1994, the Company has taken a number of steps to enhance net revenue and profitability. These steps included the appointment of Larry Israel as President and Chief Executive Officer in July 1994, the implementation of a cost reduction program, the closure of the Company's manufacturing facility in Ireland, the reorganization of the Company into two operating divisions, the adoption of a continuous flow manufacturing process for its Low Vision Products and the introduction of the Aladdin line of video magnifiers. The Company also strengthened its international operations by acquiring its distributors in the United Kingdom and France in March 1996. Pre-tax earnings have increased from a loss of $1.3 million in 1993 to a profit of $2.3 million in 1995 and a profit of $1.4 million for the first six months of 1996. See "Selected Consolidated Financial Data."

  The Company's goal is to be the market leader in the development, manufacture, and marketing of electronic and computer-based assistive devices for visually impaired individuals. To achieve this goal, the Company is seeking to: (i) increase consumer demand for electronic and computer-based assistive devices by increasing consumer awareness of the Company's products and expanding distribution channels, (ii) develop new products and enhance existing products, (iii) continue to reduce manufacturing costs, (iv) develop new markets and business opportunities through strategic alliances and acquisitions both in the United States and internationally, and (v) develop new applications for the Company's products.

  The Company's principal executive offices are located at 455 North Bernardo Avenue, Mountain View, California 94043, and its telephone number is (415) 960-0920.

                                  RISK FACTORS

  The discussion of risk factors on pages 7 to 13 of this Prospectus should be considered carefully in evaluating an investment in the Common Stock. The risks of investing in the Common Stock include the following factors: "Adverse Effect on Price of Common Stock Due to Fluctuations in Operating Results;" "Failure to Expand Consumer Market;" "Dependence on Development of New Products and Product Enhancements;" "Highly Competitive Markets;" "Dependence on Limited Sources of Supply;" "Risks Associated with Manufacturing;" "Dependence on International Sales;" "Dependence on Independent Distributors;" "Dependence on Referral Business;" "Dependence on Government Funding and Reimbursement;" "Risks Associated with Acquisitions;" "Intellectual Property and Risk of Third Party Claims of Infringement;" "Dependence on Key Personnel;" "Risks Associated with Government Regulation of the Company's Products;" "Risks Associated with Significant Growth;" "Ownership by Management and Affiliates;" "Anti-Takeover Effects of Preferred Stock;" "No Prior Trading Market for Common Stock; Potential Volatility of Stock Price;" "Shares Eligible for Future Sale; Lock-up Agreements; Possible Adverse Effect on Future Market Price;" "Dilution;" "Management Discretion Over Proceeds of the Offering;" and "No Dividends."

                                  THE OFFERING

 Common Stock offered by the Company..........  2,275,000 shares
 Common Stock offered by the Selling
  Shareholders................................    611,226 shares
 Common Stock to be outstanding after this
  Offering....................................  5,279,322 shares(1)
 Use of Proceeds..............................  For repayment of bank indebtedness and other general corporate purposes, including
                                                working capital, marketing, product devel-
                                                opment and possible acquisitions. See "Use
                                                of Proceeds."
 Proposed Nasdaq National Market symbol.......  TLSN

----------
(1) Excludes 623,494 shares of Common Stock issuable upon the exercise of stock options outstanding as of June 30, 1996, at a weighted average exercise price of $2.98 per share. See "Management -- Stock and Employee Benefit Plans," and Note 9 of Notes to Consolidated Financial Statements.


  Aladdin(R), OsCaR(R), PowerBraille(TM), ScreenPower(R), Visualtek(R), VTEK(R), the Telesensory logo and Telesensory(TM), and Vista(R), are trademarks of the Company. This Prospectus also contains trademarks and tradenames of other companies.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following table presents, for the periods and dates indicated, summary consolidated historical financial data for the Company. This information should be read in conjunction with "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto, included elsewhere in this Prospectus.

                                                          SIX MONTHS ENDED
                             YEARS ENDED DECEMBER 31,         JUNE 30,
                            ----------------------------  ------------------
                              1993      1994      1995      1995      1996
                            --------  --------  --------  --------  --------
                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
 Net revenue............... $ 27,083  $ 27,588  $ 30,671  $ 15,317  $ 17,240
 Cost of revenue...........   14,697    15,332    16,670     8,455     9,795
                            --------  --------  --------  --------  --------
  Gross profit.............   12,386    12,256    14,001     6,862     7,445
                            --------  --------  --------  --------  --------
 Operating expenses:
  Product development......    2,876     2,617     2,286     1,170     1,129
  Sales, general and
   administrative..........   10,303     9,020     9,374     4,634     4,885
  Restructuring............      507       332        --        --        --
                            --------  --------  --------  --------  --------
   Total operating
    expenses...............   13,686    11,969    11,660     5,804     6,014
                            --------  --------  --------  --------  --------
 Operating income (loss)...   (1,300)      287     2,341     1,058     1,431
 Other income (expense),
  net......................       (8)     (178)      (83)      (53)      (67)
                            --------  --------  --------  --------  --------
 Income (loss) before
  income taxes.............   (1,308)      109     2,258     1,005     1,364
 Income taxes..............       21       268       867       386       213(1)
                            --------  --------  --------  --------  --------
 Net income (loss)......... $ (1,329) $   (159) $  1,391  $    619  $  1,151(1)
                            ========  ========  ========  ========  ========
 Net income (loss) per
  share(2)................. $  (0.36) $  (0.04) $   0.41  $   0.17  $   0.35(1)
 Shares used in per share
  calculation(2)...........    3,715     3,738     3,376     3,567     3,300

                                                               JUNE 30, 1996
                                                           ---------------------
                                                           ACTUAL AS ADJUSTED(3)
                                                           ------ --------------
BALANCE SHEET DATA:
 Cash and equivalents..................................... $  317    $22,111
 Working capital..........................................  3,967     27,973
 Total assets............................................. 14,713     36,507
 Short-term borrowings and long-term debt.................  2,945        150
 Shareholders' equity.....................................  5,947     30,536

----------
(1) The Company's effective tax rate for the six months ended June 30, 1996 was affected by a one-time tax valuation allowance adjustment, which reduced income tax expense and correspondingly increased net income for the period by $312,000 or $0.09 per share. Without that adjustment, for the six months ended June 30, 1996, income taxes would have been $525,000, net income would have been $839,000 and net income per share would have been $0.25.
(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of shares used in computing net income (loss) per share.
(3) Adjusted to reflect the sale of 2,275,000 shares of Common Stock offered by the Company hereby, at an assumed public offering price of $12.00 per share and after deducting the estimated underwriting discount and offering expenses, and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Underwriting."

                                 RISK FACTORS

  The following factors should be considered carefully by potential investors in evaluating an investment in the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those set forth in the following risk factors and elsewhere in this Prospectus.

ADVERSE EFFECT ON PRICE OF COMMON STOCK DUE TO FLUCTUATIONS IN OPERATING
RESULTS

  The Company's sales and operating results have fluctuated on a quarterly basis and may do so in future periods. The Company's operating results are affected by a number of factors, many of which are beyond the Company's control. Factors contributing to these fluctuations include the timing of the introduction and market acceptance of new products or product enhancements by the Company and its competitors, changes in pricing by the Company and its competitors, order cancellation or deferral by a customer, the failure to receive an anticipated order, the relatively long sales cycle for the Company's products to government agencies, governmental budget constraints and the level of government funding, the cost and delays in delivery of components and subassemblies and delays in delivery of services by suppliers, unexpected manufacturing and other difficulties, increased product development costs and fluctuations in general economic conditions. For example, the Company anticipates that both net revenue and net income for the third quarter of 1996 are likely to be adversely affected as a consequence of quality problems encountered by the Company in July and a temporary suspension of shipments of some products for approximately one week in August. See "Management's Discussion and the Company's Analysis of Financial Condition and Results of Operations."

  The Company typically ships products within a short time after receipt of an order and does not usually have a significant backlog. As a result, backlog at any point in time is not a good indicator of future net revenue, and net revenue for any particular quarter cannot be predicted with any degree of accuracy. Accordingly, the Company's expectations for both short- and long-term future net revenue are based in large part on its own estimate of future demand and not on firm customer orders. Expense levels are based, in part, on these estimates and, since the Company is limited in its ability to reduce expenses quickly, operating results would be adversely affected if orders and net revenue do not meet expectations in a particular period. Due to all of the foregoing factors, it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FAILURE TO EXPAND CONSUMER MARKET

  The Company's future success will depend upon, among other factors, its ability to increase levels of consumer awareness of and demand for the Company's products. The Company believes that only a very small percentage of the available customer base for the Company's products currently own electronic or computer-based assistive devices for visual impairment. The Company has invested and is continuing to invest in advertising and promotional campaigns to increase consumer awareness of and demand for its products. There can be no assurance that such advertising and promotional campaigns will be successful. If the Company failed to increase consumer awareness of and demand for its products and failed to increase penetration of the consumer market, or if the consumer market failed to grow or grows more slowly than anticipated, the Company's business, financial condition and results of operations would be materially adversely affected.

DEPENDENCE ON DEVELOPMENT OF NEW PRODUCTS AND PRODUCT ENHANCEMENTS

  The Company's future success will depend upon, among other factors, its ability to develop, manufacture, introduce and successfully achieve market acceptance of new products and product enhancements. The extent and rate at which market acceptance and penetration are achieved by future products is a function of many variables, including price, features, reliability, marketing and sales efforts, the development of new applications for these products, competitive factors and general economic conditions affecting purchasing patterns. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products or that such products will achieve market acceptance. The failure of the Company to successfully develop and introduce new products or product enhancements would have a material adverse effect on the Company's business, financial condition and results of operations.

HIGHLY COMPETITIVE MARKETS

  The Company competes worldwide with a number of manufacturers and distributors of electronic and computer-based assistive devices for people with severe visual disabilities. The Company's principal competitors based in the United States include Optelec, Inc., HumanWare, Inc., Xerox Assistive Technologies (a division of Xerox Corporation) and Arkenstone, Inc. The Company's principal competitors based outside the United States include Tieman B.V., Alva B.V., Reinecker GmbH, Metec GmbH, Low Vision International, KGS, and Pulse Data International. Most of these companies compete with the Company on a worldwide basis, and some of these companies have substantially greater financial and operating resources than the Company. There can be no assurance that the Company's competitors will not develop enhancements to, or future generations of, competitive products that offer superior price or features than the Company's products. Furthermore, there is no assurance that other companies will not develop and market alternative technological approaches for meeting the needs of severely visually impaired and blind people. Some of the Company's markets have low cost barriers to entry, and there can be no assurance that other companies that are not currently competitors of the Company will not enter the Company's markets.

  In addition, the Company's competitors outside the United States have cost structures and product prices based on foreign currencies. Accordingly, currency fluctuations could cause the Company's dollar-priced products to be less competitive than competitors' products priced in other currencies. Currency fluctuations could also increase the Company's costs relative to those of its competitors, which could make it more difficult for the Company to maintain its competitiveness in such foreign markets. Additionally, certain foreign countries that offer reimbursement for assistive devices favor local manufacturers, which could limit the Company's ability to compete successfully in those countries. Furthermore, the Company believes that a number of companies may be currently researching and testing various medical treatments and procedures to reduce the incidence of severe visual impairment or arrest vision deterioration. In the event such treatments or procedures prove to be effective, demand for the Company's products could be reduced, which would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON LIMITED SOURCES OF SUPPLY

  The Company's products have a large number of components produced by outside suppliers. In certain instances the Company is dependent upon a sole supplier or a limited number of suppliers, or has qualified only a single or limited number of suppliers, for certain key components or sub-assemblies utilized in its products. The Company's reliance on a limited group of suppliers, and particularly on sole source suppliers, involves several risks, including the potential inability to obtain an adequate supply of components and reduced control over price and delivery time. Any prolonged inability to obtain adequate deliveries could require the Company to pay more for components, parts and other supplies, seek alternative sources of supply, delay shipment of products and damage relationships with current and prospective customers. Any such delay or damage could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH MANUFACTURING

  The Company conducts substantially all of its manufacturing activities at its leased facilities in Mountain View, California. The Company may experience delays or technical and manufacturing difficulties in future product introductions or in achieving volume production of new products or enhancements to existing products. The Company may also incur substantial unanticipated costs in connection with the development of new products or product enhancements, such as greater-than-expected tooling costs and other purchasing inefficiencies. In addition, the Company's Mountain View facility is located in a seismically active area. A major catastrophe (such as an earthquake or other natural disaster) could result in a prolonged interruption of the Company's business. In addition, some of the Company's manufacturing facilities, equipment and operations are subject to periodic inspection by various regulatory authorities, including inspections for good manufacturing practices ("GMP") compliance by the Food and Drug Administration ("FDA") and comparable state agencies. Failure to comply with GMP or any other manufacturing requirement could result in the issuance of warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production and criminal prosecution. Any of the foregoing events could materially adversely affect the Company's business, financial condition and results of operations. See "Business --
 Manufacturing" and "-- Government Regulation and Safety Requirements."

DEPENDENCE ON INTERNATIONAL SALES

  The Company derives a substantial portion of its revenues from international sales. In 1993, 1994, 1995 and the first six months of 1996, the Company's international sales were $8.9 million, $8.8 million, $10.8 million and $6.9 million, or 33%, 32%, 35% and 40%, respectively, of net revenue. As a consequence, the Company is subject to risks associated with international sales, including fluctuations in foreign currency exchange rates, shipping delays, generally longer receivables collection periods, changes in applicable regulatory policies, international monetary conditions, domestic and foreign tax policies, trade restrictions, duties and tariffs, and economic and political instability. Each of these factors could have a significant impact on the Company's ability to deliver products on a competitive, profitable and timely basis. A substantial amount of the Company's international sales are denominated in United States dollars. Accordingly, an increase in the value of the United States dollar relative to various foreign currencies could make the Company's products less competitive in foreign markets, or require the Company to reduce its prices to remain competitive, which could have a material adverse effect on the Company's business, financial condition and results of operations. For those international transactions denominated in local currencies (both sales and purchases of components), trade receivables and accounts payable arising from international operations may contribute to fluctuations in the Company's operating results. Additionally, future imposition of, or significant increases in the level of, customs duties, import quotas or other trade restrictions, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales, Distribution and Marketing" and "--
 Customer Service and Support."

DEPENDENCE ON INDEPENDENT DISTRIBUTORS

  The Company is substantially dependent on the efforts of its independent distributors and dealers for sales of its products and for customer service and support. The Company's distribution and dealer agreements generally grant exclusive territorial rights, exclusive market segment rights or some combination thereof, and generally are terminable by either party on notice periods ranging from three months to one year. In the event of a termination of any such distributor or dealer relationship, there can be no assurance that the Company could quickly find alternative distributors or dealers. In addition, if a distributor or dealer terminates its relationship with the Company and begins to distribute competitive products, the Company's ability to compete in the former distributor or dealer's territory could be materially adversely affected. Thus, the loss of one or more of the Company's distributors or dealers could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, the Company has in the past extended significant amounts of trade credit to its distributors and dealers, which, in one instance, was approximately $1,000,000 as of June 30, 1996. The failure of a distributor or dealer to repay trade credits could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Sales, Distribution and Marketing."

DEPENDENCE ON REFERRAL BUSINESS

  As part of its mix of marketing strategies, the Company and its distributors and dealers maintain close working relationships with many low vision clinics, blindness service agencies, rehabilitation organizations, ophthalmologists, optometrists, rehabilitation counselors or similar advisors to people with visual problems. A significant amount of the Company's business is derived from referrals from such people, organizations and agencies. Sometimes such relationships are a matter of contract, but more often they are informal relationships developed over an extended period of time. The Company's competitors compete with the Company for such referral sources. The loss of one or more of these referral sources could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business --
 Sales, Distribution and Marketing."

DEPENDENCE ON GOVERNMENT FUNDING AND REIMBURSEMENT

  Historically, in the United States approximately 40% of the Company's products have been purchased by institutions, agencies and other service providers that are heavily dependent on federal, state and local government funding. In the United States, the purchase of the Company's products is typically not covered by private health insurance or reimbursable under Medicare or other publicly-funded insurance programs. However, federal block grants, augmented by state funding, are generally available to state rehabilitation and education agencies to purchase the Company's products. Many other countries have social welfare systems that provide reimbursement for the procurement of the Company's products. In recent years, primarily as a result of budget constraints, the level of government funding has been subject to wide fluctuations or cutback, which has resulted in the delay or cancellation of orders and has had an adverse effect on the Company's business, financial condition and results of operations. If government funding were to be reduced, it would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Reimbursement and Third-Party Payment."

RISKS ASSOCIATED WITH ACQUISITIONS

  The Company's business strategy includes seeking to acquire businesses that would enable it to better meet the needs of its customers. The Company acquired two of its international distributors in March 1996. The Company may pursue additional acquisitions in the future. The Company is not currently negotiating any potential acquisition, and there is no assurance that the Company will be able to conclude any such transactions. Acquisitions involve numerous risks, including difficulties in the assimilation of the acquired company's employees, operations and products, uncertainties associated with operating in new markets and working with new customers, the potential loss of the acquired company's key employees and the costs associated with completing the acquisition and integrating the acquired company. Furthermore, any future acquisitions may result in potentially dilutive issuances of equity securities, increased debt, cash payments and contingent liabilities and amortization expense related to intangible assets acquired, any of which could materially adversely affect the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTELLECTUAL PROPERTY AND RISK OF THIRD PARTY CLAIMS OF INFRINGEMENT

  The Company has two issued patents, neither of which is believed to provide significant protection against competition. There can be no assurance that competitors, some of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. Furthermore, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to the Company, may also be necessary to enforce intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. One competitor of the Company has claimed that the Company and several of the Company's competitors are violating both a United States and a European patent with respect to a function of the Company's PowerBraille product. The patent holder has been making these claims for more than three years, but has not yet filed any legal action against either the Company or, to the Company's knowledge, against any other company with respect to their allegations of patent infringement. There can be no assurance that the Company will be able to successfully defend itself from this or any other allegation of infringement or claims of invalidity. It is also possible that the Company may need to acquire licenses to, or contest the validity of, issued or pending patents of third parties relating to the Company's technology. There can be no assurance that any of such licenses would be made available to the Company on acceptable terms, if at all, or that the Company, if it were to contest the validity of any issued or pending patents, would prevail. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on its patents or in bringing suits against third parties. The Company primarily relies on trade secret or proprietary process protection, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements with its employees and consultants. There can be no assurance that the proprietary information or confidentiality agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known to or be independently developed by others. Furthermore, there can be no assurance that other companies with significantly greater financial resources will not enter the Company's markets. See "Business -- Patents and Proprietary Rights."

DEPENDENCE ON KEY PERSONNEL

  The Company's operating results depend to a significant extent upon the continued service of a number of key executive, engineering, marketing, sales, and technical personnel, particularly its Chairman, President and Chief Executive Officer, Larry Israel. Except for the Company's Vice President, European Operations, none of the Company's employees is subject to any employment agreement. Consequently, any of the Company's employees may voluntarily terminate their employment with the Company at any time. The loss of the services of one or more of the Company's key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company maintains key employee life insurance on the life of Larry Israel in the amount of $500,000. There can be no assurance that such amount will be sufficient to compensate the Company for the loss of the services of such individual. The Company also believes that its future success will depend in large part on its ability to attract and retain qualified personnel. The competition for such personnel is intense, and the loss of such persons, as well as the failure to recruit additional personnel in a timely manner, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--
 Employees" and "Management -- Employment Agreement."

RISKS ASSOCIATED WITH GOVERNMENT REGULATION OF THE COMPANY'S PRODUCTS

  In the United States, many of the Company's products are regulated as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act. The Company's products are exempt from the 510(k) premarket notification process. However, the Company is required to register as a medical device manufacturer with the FDA and state agencies such as the California Department of Health Services, to list its products with the FDA, and to adhere to applicable FDA regulations regarding GMPs which include testing, control and documentation requirements. The Company is also regulated by the FDA under the Radiation Control for Health and Safety Act, which requires companies who produce electronic products to comply with certain standards, including design and operation requirements, and to certify product labeling and submit reports to FDA that their products comply with such standards. A failure of the Company to comply with GMP or any other applicable requirement could result in the issuance of warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production and criminal prosecution, any one of which would have a material adverse effect on the Company's business, financial condition and results of operations. On August 16, 1996, the Company was notified by the FDA that its testing program for certifying some of its video magnifier products was not in compliance with the U.S. Federal Performance Standard for Television Receivers, 21 CFR 1020.10, and was therefore disapproved, which required a temporary suspension of shipment of certain products. Upon presentation of additional information to the FDA, the disapproval was rescinded on August 23, 1996. The FDA also advised the Company that certain video magnifier units shipped prior to August 1995 did not have the required certification labels affixed to them and, therefore, that purchaser notification and corrective action might be required. The Company submitted an application for exemption from notification requirements. The FDA has advised the Company that it will not act on this application until the Company has tested a representative sample of such previously-shipped units to determine if they are in compliance with the applicable performance standards. The Company is obligated to complete such testing and to provide the requested information to the FDA by November 10, 1996. The Company believes that all of its previously-shipped video magnifier products are in compliance with applicable performance standards, and therefore it is unlikely that any further action will be required. However, if the FDA denies the Company's application and requires notification to consumers, it could have a material adverse effect on the Company's business, financial condition and results of operations. Regulations regarding the manufacture and sale of the Company's products are subject to change and there can be no assurance that the Company's current or future products will continue to be exempt from the 510(k) premarket notification process. If the Company's products were to become subject to the 510(k) premarket notification process or the more rigorous premarket (PMA) process, the Company could experience substantial cost increases, including product development costs, as well as substantial delays in new product introductions, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Sales of medical devices outside the United States are subject to international regulatory requirements that vary from country to country. The time required to obtain clearance or approval for sale internationally may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. For sales of the Company's products in Europe, the European Union has promulgated rules requiring that electronic products delivered to Europe after January 1, 1996 bear the "CE" mark, a symbol of compliance with applicable European electronic device directives. Failure of the Company to comply with international regulatory requirements could have an adverse effect on the Company's ability to sell its products in these markets, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation and Safety Requirements."

RISKS ASSOCIATED WITH SIGNIFICANT GROWTH

  The Company has recently experienced, and may continue to experience, significant growth in the scope of its operating and financial systems. This may result in additional responsibilities for many management and staff personnel, and may place a significant strain on the Company's management, operating and financial systems, and resources. To accommodate sustained growth, compete effectively, and manage planned future growth, the Company may be required to implement and improve operational, financial and management information systems, procedures and controls. The Company's future success, and maintenance of a sustained growth rate, will be heavily influenced by its ability to undertake and manage these activities in a successful manner. The Company's failures in these areas could have a material adverse effect on the Company's business, financial condition and results of operations.

OWNERSHIP BY MANAGEMENT AND AFFILIATES

  Immediately following this Offering, assuming no exercise of the Underwriters' over-allotment option, the Company's executive officers, directors and their affiliates will beneficially own approximately 19% of the outstanding shares of the Company's Common Stock, including options held by them that are exercisable within 60 days of June 30, 1996. As a result, such persons, acting together, would have the ability to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership might have the effect of delaying or preventing a change in ownership of the Company.

ANTI-TAKEOVER EFFECTS OF PREFERRED STOCK

  The Board of Directors has the authority to issue up to 5,000,000 shares of undesignated Preferred Stock and to determine the powers, rights, preferences and restrictions granted to or imposed upon any unissued series of undesignated Preferred Stock, and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the Company's shareholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to the rights of the holders of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company, and may affect the market price of the Common Stock, and the voting and other rights of the holders of Common Stock. See "Principal and Selling Shareholders" and "Description of Capital Stock."

NO PRIOR TRADING MARKET FOR COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE

  Prior to this Offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active trading market will develop or be sustained after this Offering. The initial public offering price will be determined through negotiations among the Company, the Selling Shareholders and the Representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after this Offering. See "Underwriting." The market prices for securities of companies similar to the Company have been highly volatile. Announcements regarding technological innovations or new commercial products by the Company or its competitors, government regulations, or developments concerning proprietary rights have historically had and are expected to continue to have, a significant effect on the market prices of the stocks of similar companies. The market price of the shares of Common Stock may be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products, or new contracts by the Company or its competitors, developments with respect to copyrights or proprietary rights, general market conditions or other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the Common Stock of similar companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely effect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has occurred against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any adverse determination in such litigation could also subject the Company to significant liabilities. See "Dilution" and "Shares Eligible for Future Sale."

  The Company has been advised by the Representatives that the Representatives presently intend to make a market in the Common Stock offered hereby; however, the Representatives are not obligated to do so, and any market making activity may be discontinued at any time without notice. There can be no assurance that an active public market for the Common Stock will develop and continue after this Offering.

SHARES ELIGIBLE FOR FUTURE SALE; LOCK-UP AGREEMENTS; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICE

  In addition to the 2,275,000 shares of Common Stock offered by the Company and the 611,226 shares of Common Stock offered by the Selling Shareholders, there will be 2,393,096 shares of Common Stock outstanding as of the date of this Prospectus (assuming no exercise of outstanding options after June 30, 1996), which will be available for sale in the public market as follows: (i) 247,075 shares will be eligible for immediate sale on the date of this Prospectus, (ii) an additional 86,895 shares will be eligible for sale 90 days after the date of this Prospectus, (iii) an additional 1,992,243 shares will be eligible for sale 180 days after the date of this Prospectus upon expiration of lock-up agreements, and (iv) an additional 150,000 shares will be eligible for sale at various times thereafter. In addition, the Company has reserved an aggregate of 1,327,500 shares of Common Stock for issuance under its various stock plans which will be eligible for sale from time to time.

  Sales of a substantial number of shares of Common Stock in the public market after this Offering could adversely affect the market price of the Common Stock prevailing from time to time. See "Shares Eligible For Future Sale."



DILUTION

  The initial public offering price is substantially higher than the net tangible book value per share of the Company's Common Stock. Investors purchasing shares of Common Stock in this Offering will therefore incur immediate and substantial net tangible book value dilution. See "Dilution."

MANAGEMENT DISCRETION OVER PROCEEDS OF THE OFFERING

  The Company intends to use approximately $3.0 million of the net proceeds of this Offering to repay outstanding indebtedness, approximately $3.0 million to expand the Company's marketing efforts, approximately $3.0 million for product development activities, approximately $2.0 for productivity improvements and the balance of approximately $13.6 million, 55% of the estimated total net proceeds of the Offering, for other general corporate purposes, including working capital and possible acquisitions of complementary businesses and technologies, although the Company currently has no agreements or commitments with respect to any such transactions. Accordingly, the Company will have broad discretion as to the application of such proceeds. An investor will not have an opportunity to evaluate the economic, financial and other relevant information which will be utilized by the Company in determining the application of such proceeds. See "Use of Proceeds."

NO DIVIDENDS

  The Company does not anticipate declaring or paying any cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain its earnings for use in the operation of the business. In addition, the Company's current credit agreements with its domestic bank prohibit the payment of cash dividends on its capital stock without the bank's prior written consent.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock being offered hereby, after deducting the underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $24.6 million ($29.4 million if the Underwriters' over-allotment option is exercised in full) at an assumed offering price of $12.00 per share.

  The Company intends to use approximately $3.0 million of the net proceeds of this Offering for the repayment of short-term borrowings that as of June 30, 1996 consisted of $1.7 million under its revolving line of credit, which bears interest at the bank's prime rate plus 1.25% and expires on October 1, 1996, and long-term debt that as of June 30, 1996 consisted of $0.2 million under two term loans, which bear interest at the bank's prime rate plus 1.5% or at a fixed rate of 10%, and approximately $0.9 million under a term loan due March 1999, which bears interest at the bank's prime rate plus 1.5%, approximately $3.0 million in connection with the expansion of the Company's marketing efforts, approximately $3.0 million for product development activities and approximately $2.0 million for productivity improvement including manufacturing processes and tooling. In addition the Company expects that it will use the balance of the net proceeds of approximately $13.6 million for general corporate purposes including working capital, although the Company has no specific plans for use of the balance of the net proceeds of this Offering. A portion of the net proceeds may also be used for the acquisitions of complementary businesses and products, or to obtain the right to use complementary technologies, although no such acquisitions or investments are being negotiated by the Company at the present time and there can be no assurance that such acquisitions or investments will be made. The primary purposes of this Offering are to create a public market for the Common Stock, to facilitate future access to public markets and to obtain additional equity capital for possible future acquisitions. In determining the size of the Offering, the Company took into account the fact that a larger shareholder base would tend to result in a more active public market. Pending the use of the net proceeds for the above purposes, the Company intends to invest such funds in United States government securities or other investment-grade securities, including short-term, interest-bearing money market funds. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate doing so in the foreseeable future. The Company currently intends to retain its earnings for use in the operation of the business. In addition, the Company's current credit agreements with its domestic bank prohibit the payment of cash dividends on its capital stock without the bank's prior written consent. See Note 7 of Notes to Consolidated Financial Statements.

                                CAPITALIZATION

  The following table sets forth the actual capitalization of the Company as of June 30, 1996 (i) on a historical basis and (ii) as adjusted to give effect to the receipt of the net proceeds from the sale of 2,275,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $12.00 per share and after deducting the underwriting discount and estimated offering expenses payable by the Company, and as adjusted to give effect to the issuance of 112,500 shares of Common Stock issuable upon the net exercise of all outstanding warrants.

                                                               JUNE 30, 1996
                                                             ------------------
                                                             ACTUAL AS ADJUSTED
                                                             ------ -----------
                                                               (IN THOUSANDS)
Cash and equivalents........................................ $  317   $22,111
                                                             ======   =======
Short-term borrowings and current portion of long-term
 debt....................................................... $2,237   $    25
                                                             ======   =======
Long-term debt.............................................. $  708   $   125
                                                             ------   -------
Shareholders' equity:
  Preferred stock $.02 par value; 5,000,000 shares
   authorized, none issued and outstanding, actual and as
   adjusted.................................................    --        --
  Common stock; $.02 par value; 10,000,000 shares
   authorized, 2,891,822 shares issued and outstanding,
   actual; 40,000,000 shares authorized, 5,279,322 shares
   issued and outstanding, as adjusted(1)...................     58       106
  Additional paid-in capital................................  3,314    27,855
  Accumulated translation adjustment........................     13        13
  Retained earnings.........................................  2,562     2,562
                                                             ------   -------
    Total shareholders' equity..............................  5,947    30,536
                                                             ------   -------
    Total capitalization.................................... $6,655   $30,661
                                                             ======   =======

----------
(1) Excludes 623,494 shares of Common Stock issuable upon the exercise of stock options outstanding as of June 30, 1996, at a weighted average exercise price of $2.98 per share. See "Management -- Stock and Employee Benefit Plans" and Note 9 of Notes to Consolidated Financial Statements.

                                   DILUTION

  At June 30, 1996, the pro forma net tangible book value of the Company was $4,158,000, or approximately $1.38 per share of outstanding Common Stock. "Pro forma net tangible book value per share" represents the Company's shareholders' equity, less intangible assets of $1,789,000 for the excess of purchase costs over net assets of Sensory Systems Limited and Teletec SARL, acquired in March 1996, and a covenant not to compete, divided by 3,004,322 actual shares of Common Stock outstanding as of June 30, 1996, including shares of Common Stock issued in connection with the exercise of outstanding warrants upon the closing of this Offering.

  Net pro forma tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after completion of this Offering. After giving effect to the sale by the Company of 2,275,000 shares of Common Stock in this Offering at an assumed initial offering price of $12.00 per share and after deduction of underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the Company as of June 30, 1996 would have been $28,747,000 or approximately $5.45 per share. This represents an immediate increase in pro forma net tangible book value of $4.07 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $6.55 per share to purchasers of Common Stock in the Offering, as illustrated in the following table:

   Assumed initial public offering price per share...............       $12.00
     Pro forma net tangible book value per share before this
      Offering................................................... $1.38
     Increase per share attributable to sale of Common Stock in this Offering..............................................  4.07
   Pro forma net tangible book value per share after this
    Offering.....................................................         5.45
                                                                        ------
   Dilution per share to new investors...........................       $ 6.55
                                                                        ======

  The following table summarizes at June 30, 1996, the number of shares of Common Stock sold by the Company, the total consideration paid to the Company and the average price per share paid by the existing shareholders and by the new investors purchasing shares of Common Stock in this Offering at an assumed initial public offering price of $12.00 per share, before deducting the estimated underwriting discount and offering expenses payable by the Company.

                                  SHARES              TOTAL
                               PURCHASED (1)      CONSIDERATION
                             ----------------- ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                             --------- ------- ----------- ------- -------------
Existing shareholders....... 3,004,322    57%  $ 2,612,000     9%     $ 0.87
New investors............... 2,275,000    43    27,300,000    91      $12.00
                             ---------   ---   -----------   ---
    Total................... 5,279,322   100%  $29,912,000   100%
                             =========   ===   ===========   ===

----------

(1) Sales by the Selling Shareholders in this Offering will reduce the number of shares of Common Stock held by existing shareholders to 2,393,096 shares or 45% of the total number of shares of Common Stock to be outstanding after this Offering, and will increase the number of shares held by new investors to 2,886,226 shares, or approximately 55% of the total number of shares of Common Stock to be outstanding after this Offering (approximately 58% if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Shareholders."

  The foregoing tables assume no exercise of outstanding options after June 30, 1996 and include the pro forma effects of the issuance of 112,500 shares of Common Stock pursuant to the net exercise of all outstanding warrants. As of June 30, 1996, there were outstanding options to purchase 623,494 shares of Common Stock. To the extent that such options are exercised, there will be further dilution to new investors. See "Management --Director Compensation," "-- Stock and Employee Benefit Plans," and Note 9 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data for the Company for the years ended December 31, 1993, 1994, and 1995 have been derived from and are qualified by reference to the Company's Consolidated Financial Statements included elsewhere in this Prospectus, which have been audited by Deloitte & Touche LLP, independent auditors. The consolidated statement of operations data set forth below for the years ended December 31, 1991 and 1992 have been derived from the Company's audited financial statements not included herein. The selected consolidated financial data for the six months ended June 30, 1995 and 1996 are unaudited but have been prepared on a basis substantially consistent with the audited consolidated financial statements and, in the opinion of management, such unaudited consolidated financial statements contain all adjustments (which consist only of normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Company as of such dates and for such periods. This selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                       SIX MONTHS ENDED
                                 YEARS ENDED DECEMBER 31,                  JUNE 30,
                          -------------------------------------------  ------------------
                           1991     1992     1993     1994     1995      1995      1996
                          -------  -------  -------  -------  -------  --------  --------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Net revenue:
 Low Vision
  Products(1)...........       --       --  $18,184  $19,143  $21,719  $ 10,902  $ 12,013
 Blindness
  Products(1)...........       --       --    8,899    8,445    8,952     4,415     5,227
                          -------  -------  -------  -------  -------  --------  --------
  Net revenue...........  $30,122  $29,677   27,083   27,588   30,671    15,317    17,240
Cost of revenue.........   15,664   16,250   14,697   15,332   16,670     8,455     9,795
                          -------  -------  -------  -------  -------  --------  --------
  Gross profit..........   14,458   13,427   12,386   12,256   14,001     6,862     7,445
                          -------  -------  -------  -------  -------  --------  --------
Operating expenses:
 Product development....    2,538    3,020    2,876    2,617    2,286     1,170     1,129
 Sales, general and
  administrative........   10,272   11,016   10,303    9,020    9,374     4,634     4,885
 Restructuring(2).......       --       --      507      332       --        --        --
                          -------  -------  -------  -------  -------  --------  --------
   Total operating
    expenses............   12,810   14,036   13,686   11,969   11,660     5,804     6,014
                          -------  -------  -------  -------  -------  --------  --------
Operating income
 (loss).................    1,648     (609)  (1,300)     287    2,341     1,058     1,431
Other income (expense),
 net....................     (306)      45       (8)    (178)     (83)      (53)      (67)
                          -------  -------  -------  -------  -------  --------  --------
Income (loss) before
 income taxes...........    1,342     (564)  (1,308)     109    2,258     1,005     1,364
Income taxes (benefit)..      280      (84)      21      268      867       386       213(3)
                          -------  -------  -------  -------  -------  --------  --------
Net income (loss).......  $ 1,062  $  (480) $(1,329) $  (159) $ 1,391  $    619  $  1,151(3)
                          =======  =======  =======  =======  =======  ========  ========
Net income (loss) per
 share(4)...............  $  0.26  $ (0.13) $ (0.36) $ (0.04) $  0.41  $   0.17  $   0.35(3)
Shares used in per share
 calculation(4).........    4,015    3,596    3,715    3,738    3,376     3,567     3,300

                                            DECEMBER 31,
                               --------------------------------------- JUNE 30,
                                1991    1992    1993    1994    1995     1996
                               ------- ------- ------- ------- ------- --------
                                                (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and equivalents........  $ 1,259 $ 1,413 $ 1,198 $   423 $   169 $   317
 Working capital.............    5,614   5,506   4,210   3,685   3,362   3,967
 Total assets................   13,843  13,055  10,881  10,921  11,044  14,713
 Short-term borrowings and
  long-term debt.............       74   2,231   1,618   1,787   1,896   2,945
 Shareholders' equity........    6,844   6,016   4,101   4,004   3,914   5,947

----------
(1) Separate revenue reporting for Low Vision Products and Blindness Products prior to 1993 is not available.
(2) Reflects the 1993 and 1994 headquarter and international subsidiary restructuring expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) The Company's effective tax rate for the six months ended June 30, 1996 was affected by a one-time tax valuation allowance adjustment, which reduced income tax expense and correspondingly increased net income for that period by $312,000 or $0.09 per share. Without that adjustment, for the six months ended June 30, 1996, income tax expense would have been $525,000, net income would have been $839,000 and net income per share would have been $0.25.
(4) See Note 1 of Notes to Consolidated Financial Statements for an explanation of shares used in per share calculation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of operations and financial condition of Telesensory should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the Section entitled "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Telesensory Corporation develops, manufactures and markets electronic and computer-based products to assist people with severe visual disabilities to achieve greater independence and privacy. The Company is the leading provider of such products in North America, and one of the two leading companies worldwide. The Company makes video magnifiers and other electronic and computer-based assistive devices for people who are severely visually impaired and various braille-related and other electronic and computer-based assistive devices for those who are totally blind or without useable light perception.

  Telesensory was founded in 1970. In the early 1970s Telesensory pioneered the application of technology to serve the needs of blind individuals. During the same period, another company serving visually disabled people, Visualtek, Inc. ("VTEK"), pioneered the use of video magnifiers to serve the needs of severely visually impaired individuals. In 1989 the Company acquired VTEK. During 1993, the Company discontinued its direct sales subsidiaries in Germany, Austria and France, introduced a cost-reduction program and restructured certain operating activities in the United States. In 1994, the Company discontinued its manufacturing operations in Ireland and, following a management change, undertook further restructuring activities in the United States with the intention of reducing costs and increasing overall efficiencies. These cost reduction measures resulted in restructuring charges in 1993 and 1994. In March 1996, the Company acquired Sensory Systems Limited ("SSL") located in the United Kingdom and its wholly-owned subsidiary Teletec SARL ("Teletec") located in France, which strengthened the Company's international operations. All of the Company's products are now manufactured in its Mountain View, California facility.

  The Company's net revenue is derived from sales of its Low Vision Products and Blindness Products, which include sales of OEM components, and to a lesser extent, from service and support activities. The Company operates in one market segment. Net revenue from product sales is generally recognized at the time of shipment, net of allowances or discounts. In the United States, the Company's Low Vision Products are sold to independent distributors and dealers who resell to end-user customers, and the Company generally markets its Blindness Products directly to the end-user. In the United Kingdom and France, the Company sells its Low Vision and Blindness Products directly to the end-user through its wholly-owned subsidiaries SSL and Teletec. In all other countries, the Company generally sells its Low Vision Products and Blindness Products through independent distributors. Sales to United States and international distributors are made on open credit terms or letters of credit and generally are not subject to a right of return. The Company believes that distributors generally carry minimal inventory. Sales of the Company's products in international markets are generally denominated in United States dollars. International sales are subject to a variety of risks. See "Risk Factors -- Dependence on International Sales." The Company believes that its sales are not materially affected by seasonality.

  Cost of revenue consists primarily of the cost of components and subassemblies, completed products, royalties, assembling, packaging and testing components and software at the Company's facility, and labor and overhead associated therewith. Product development costs consist primarily of costs of engineering personnel. The Company employs a staff of engineers that is dedicated to the development of new products and the improvement of existing products. Product development costs are expensed as incurred. Sales, general and administrative costs consist primarily of costs of personnel, sales commissions, travel, advertising and promotion, facilities, legal, accounting, insurance and the company-wide profit sharing plan. Except for facility and insurance costs, these items are not allocated to other departments within the Company.

  Although the Company has sustained growth of net revenue and operating income before restructuring expenses for the last eight quarters, the Company's sales and operating results have fluctuated on a quarterly basis and may do so in future periods. The Company's operating results are affected by a number of factors, many of which are beyond the Company's control. Factors contributing to these fluctuations include the timing of the introduction and market acceptance of new products or product enhancements by the Company and its competitors, changes in pricing by the Company and its competitors, order cancellation or deferral by a customer, the failure to receive an anticipated order, the relatively long sales cycle for the Company's products to government agencies, governmental budget constraints and the level of government funding, the cost and delays in delivery of components and subassemblies and delays in delivery of services by suppliers, unexpected manufacturing and other difficulties, increased product development costs and fluctuations in general economic conditions.

  The Company anticipates that both net revenue and net income for the third quarter of 1996 are likely to be adversely affected as a consequence of quality problems encountered by the Company in July, and a temporary suspension of shipments of some of the Company's products for approximately one week in August. As a result, the Company expects net income for the third quarter of 1996 to be lower than average quarterly earnings during the first six months of 1996. The Company believes that these specific problems have been corrected and are not likely to affect future quarterly operating results.

RESULTS OF OPERATIONS

  The following table sets forth selected operations data of the Company expressed as a percentage of net revenue for the periods indicated below:

                                                              SIX MONTHS
                                          YEARS ENDED            ENDED
                                         DECEMBER 31,          JUNE 30,
                                       ---------------------  ------------
                                       1993    1994    1995   1995   1996
                                       -----   -----   -----  -----  -----
Net revenue........................... 100.0%  100.0%  100.0% 100.0% 100.0%
Cost of revenue.......................  54.3    55.6    54.4   55.2   56.8
                                       -----   -----   -----  -----  -----
  Gross profit........................  45.7    44.4    45.6   44.8   43.2
                                       -----   -----   -----  -----  -----
Operating expenses:
  Product development.................  10.6     9.5     7.4    7.6    6.6
  Sales, general and administrative...  38.0    32.7    30.6   30.3   28.3
  Restructuring.......................   1.9     1.2      --     --     --
                                       -----   -----   -----  -----  -----
    Total operating expenses..........  50.5    43.4    38.0   37.9   34.9
                                       -----   -----   -----  -----  -----
Operating income (loss)...............  (4.8)    1.0     7.6    6.9    8.3
Other income (expense), net...........    --    (0.6)   (0.3)  (0.3)  (0.4)
                                       -----   -----   -----  -----  -----
Income (loss) before income taxes.....  (4.8)    0.4     7.3    6.6    7.9
Income taxes..........................   0.1     1.0     2.8    2.6    1.2 (1)
                                       -----   -----   -----  -----  -----
Net income (loss).....................  (4.9)%  (0.6)%   4.5%   4.0%   6.7%(1)
                                       =====   =====   =====  =====  =====

--------
(1) The Company's effective tax rate for the six months ended June 30, 1996 was affected by a one-time tax valuation allowance adjustment, which reduced income taxes and correspondingly increased net income for that period by $312,000 or 1.8% of net revenue. Without that adjustment, for the six months ended June 30, 1996, income taxes would have been $525,000 or 3.0% of net revenue and net income would have been $839,000 or 4.9% of net revenue.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

  Net Revenue. Net revenue for the six months ended June 30, 1996 was $17.2 million, an increase of $1.9 million or 12.6% from $15.3 million for the six months ended June 30, 1995. In April 1996, the Company began sales operations through its newly acquired distribution subsidiaries, SSL and Teletec in Europe. These distribution subsidiaries contributed an incremental $0.6 million in net revenue in the second quarter of 1996.

Low Vision Products sales for the six months ended June 30, 1996 were $12.0 million, an increase of $1.1 million or 10.2% from $10.9 million for the six months ended June 30, 1995. This increase was primarily attributable to the 18% unit volume increase in sales of video magnifiers to 6,436 units in the first six months of 1996 from 5,467 in the first six months in 1995, offset by a decrease in the average selling price. The average selling price decreased due to increased sales of the Aladdin product line, which has a lower average selling price than its predecessor, and the transition from employee sales personnel to independent distributors for Low Vision Products, which was completed in the first eight months of 1995. The effect of the decrease in average selling price was offset by a decrease in selling, general and administrative expense relating to fewer employee sales personnel. Blindness Products sales for the six months ended June 30, 1996 were $5.2 million, a $0.8 million or 18.4% increase from $4.4 million for the six months ended June 30, 1995. This increase in Blindness Products sales was due primarily to an increase in international sales. The Company had international sales of $6.9 million and $5.3 million in the first six months of 1996 and 1995, respectively, representing 40.3% and 34.9% of the Company's net revenue in the first six months of 1996 and 1995, respectively.

  Gross Profit. Gross profit for the six months ended June 30, 1996 was $7.4 million, an increase of $0.5 million or 8.5% from $6.9 million for the six months ended June 30, 1995. Gross margin decreased to 43.2% in the first six months of 1996 from 44.8% for the first six months of 1995 primarily due to lower average selling prices resulting from the transition from employee sales personnel to independent distributors for Low Vision Products discussed above. The decrease in gross profit resulting from this transition was offset by a decrease in sales, general and administrative expense relating to fewer employee sales personnel.

  Product Development. Product development expense for the six months ended June 30, 1996 was $1.1 million, a decrease of $0.1 million or 3.5% from $1.2 million for the six months ended June 30, 1995, representing 6.6% and 7.6% of net revenue, respectively. The lower product development expense for the first six months of 1996 was due primarily to more effective utilization of development resources.

  Sales, General and Administrative. Sales, general and administrative expense was $4.9 million for the six months ended June 30, 1996, an increase of $0.3 million or 5.4% from $4.6 million for the six months ended June 30, 1995. This increase was due primarily to increased Low Vision Products marketing expenses associated with the radio advertising program implemented in the first six months of 1996, offset by the transition from employee sales personnel to independent distributors discussed above. Sales, general and administrative expense represented 28.3% and 30.3% of net revenue in the first six months of 1996 and 1995, respectively.

  Income Taxes. Income taxes were $0.2 million for the six months ended June 30, 1996, a decrease of $0.2 million or 44.8% from $0.4 million for the six months ended June 30, 1995. The Company's effective tax rates were 15.6% and 38.4% for the first six months of 1996 and 1995, respectively. The Company's effective tax rate in 1996 was approximately 24.5% lower than the combined statutory rate resulting primarily from a one-time tax valuation adjustment of $0.3 million and the Company's foreign sales corporation.

  Net Income. Net income was $1.2 million for the six months ended June 30, 1996, an increase of $0.5 million from $0.6 million for the six months ended June 30, 1995. Net income expressed as a percentage of net revenue was 6.7% and 4.0% in the six months ending June, 1996 and 1995, respectively. Excluding the one-time tax valuation adjustment mentioned above, the Company would have had net income of $0.8 million for the six months ended June 30, 1996, and net income expressed as a percentage of net revenue would have been 4.9%.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Net Revenue. Net revenue for the year ended December 31, 1995 was $30.7 million, an increase of $3.1 million or 11.2% from $27.6 million for the year ended December 31, 1994. Low Vision Products sales for the year ended December 31, 1995 were $21.7 million, an increase of $2.6 million or 13.5% from $19.1 million for the year ended December 31, 1994. This increase was primarily attributable to a 53% unit volume increase in sales of video magnifiers to 11,091 units in 1995 from 7,256 in 1994 offset by a decrease in the average selling price. The increase in units sold and decrease in average selling price reflected the transition from employee sales personnel to independent distributors for Low Vision Products completed in 1995 and the introduction of the

Aladdin product line in September 1994. The Aladdin is a highly innovative, advanced video magnifier, which has a lower average selling price than its predecessor. Blindness Products sales for the year ended December 31, 1995 were $9.0 million, an increase of $0.6 million or 6.0% from $8.4 million for the year ended December 31, 1994. This increase was primarily attributable to an increase in unit sales of refreshable braille devices and braille cells. The Company had international sales of $10.8 million and $8.8 million in 1995 and 1994, respectively representing 35.1% and 31.8% of the Company's net revenue in 1995 and 1994, respectively.

  Gross Profit. Gross profit for the year ended December 31, 1995 was $14.0 million, an increase of $1.7 million or 14.2% from $12.3 million for the year ended December 31, 1994. Gross margin increased to 45.6% in 1995 from 44.4% in 1994 primarily due to higher margins on the Aladdin product line and economies of scale from higher volume manufacturing, which were offset in part by lower average selling prices due to the transition from employee sales personnel to independent distributors for Low Vision Products.

  Product Development. Product development expense for the year ended December 31, 1995 was $2.3 million, a decrease of $0.3 million or 12.6% from $2.6 million for the year ended December 31, 1994, representing 7.4% and 9.5% of net revenue, respectively. The decrease in product development expense from 1994 to 1995 was due primarily to the completion of the development of the Aladdin during 1994 and more effective utilization of development resources in 1995.

  Sales, General and Administrative. Sales, general and administrative expense was $9.4 million for the year ended December 31, 1995, an increase of $0.4 million or 3.9% from $9.0 million for the year ended December 31, 1994. This increase was due primarily to the costs associated with the implementation of a company-wide profit sharing plan, partially offset by the transition to independent distributors for Low Vision Products. Sales, general and administrative expense accounted for 30.6% and 32.7% of net revenue in 1995 and 1994, respectively.

  Income Taxes. Income taxes were $0.9 million for the year ended December 31, 1995, an increase of $0.6 million or 223.5% from $0.3 million for the year ended December 31, 1994. The Company's effective tax rates were 38.4% and 245.9% in 1995 and 1994, respectively. The Company's effective tax rate in 1995 was approximately 1.7% lower than the combined statutory rate resulting primarily from the Company's foreign sales corporation. The 1994 effective tax rate differs from the combined statutory rate due primarily to the tax impact resulting from the closure of its international subsidiaries and its operations in Ireland.

  Net Income. Net income was $1.4 million for the year ended December 31, 1995, an increase of $1.6 million from $(0.2) million for the year ended December 31, 1994. Net income (loss) expressed as a percentage of net revenue was 4.5% and (0.6)% in 1995 and 1994, respectively.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Net Revenue. Net revenue for the year ended December 31, 1994 was $27.6 million, an increase of $0.5 million or 1.9% from $27.1 million for the year ended December 31, 1993. Low Vision Products sales for the year ended December 31, 1994 were $19.1 million, an increase of $0.9 million or 5.3% from $18.2 million for the year ended December 31, 1993. This increase was primarily attributable to a 17% unit volume increase in sales of video magnifiers to 7,256 units in 1994 from 6,194 in 1993 offset by a decrease in the average selling price, reflecting the introduction of the Aladdin product line in September 1994. Blindness Products sales for the year ended December 31, 1994 were $8.4 million, a decrease of $0.5 million or 5.1% from $8.9 million for the year ended December 31, 1993. This decrease was attributable to reduced unit sales volumes in most Blindness Products categories due to increased competition and the delayed release of the Company's PowerBraille product line. The Company had international sales of $8.8 million and $8.9 million in 1994 and 1993, respectively, representing 31.8% and 33.0% of the Company's net revenue in 1994 and 1993, respectively.

  Gross Profit. Gross profit for the year ended December 31, 1994 was $12.3 million, a decrease of $0.1 million or 1.0% from $12.4 million for the year ended December 31, 1993. Gross margin decreased to 44.4% in 1994 from 45.7% in 1993 due primarily to a decrease in average selling prices of refreshable braille products as well as an increase in product manufacturing costs associated with the introduction of the Aladdin in September 1994.

  Product Development. Product development expense for the year ended December 31, 1994 was $2.6 million, a decrease of $0.3 million or 9.0% from $2.9 million for the year ended December 31, 1993, representing 9.5% and 10.6% of net revenue, respectively. The decrease in product development expense from 1993 to 1994 was due primarily to the completion of the development of the Aladdin during 1994, coupled with cost-savings associated with the reorganization of the product development departments.

  Sales, General and Administrative. Sales, general and administrative expense was $9.0 million for the year ended December 31, 1994, a decrease of $1.3 million or 12.5% from $10.3 million for the year ended December 31, 1993. This decrease reflected completion of the amortization relating to the VTEK acquisition in 1989 and efficiencies achieved as a result of the corporate restructuring. Sales, general and administrative expense accounted for 32.7% and 38.0% of net revenue in 1994 and 1993, respectively.

  Restructuring. The Company had $0.3 million and $0.5 million of restructuring charges in 1994 and 1993, respectively. The restructuring charges in 1994 related to the discontinuation of the Company's manufacturing and warehousing facility in Ireland and staff reductions at its corporate headquarters in the United States. These charges were offset in part by a foreign currency adjustment relating to the valuation of the assets in United States dollars. The restructuring charges in 1993 related to discontinuing its German, French and Austrian direct sales subsidiaries and staff reductions in Europe and the United States.

  Income Taxes. Income taxes were $0.3 million for the year ended December 31, 1994, an increase of $0.2 million from approximately $21,000 for the year ended December 31, 1993. The Company's effective tax rates were 245.9% and (1.6)% in 1994 and 1993, respectively. The Company's effective tax rate in 1993 differed from the combined statutory rate due to foreign withholding taxes on royalty revenue.

  Net Loss. The Company had a net loss of $0.2 million for the year ended December 31, 1994 as compared to a net loss of $1.3 million for the year ended December 31, 1993. Net loss expressed as a percentage of net revenue was 0.6% and 4.9% in 1994 and 1993, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal sources of funds are cash generated from operating activities and borrowings under its bank line of credit and term loans.

  Net cash provided from operations totaled $0.5 million and $1.7 million in 1994 and 1995, respectively. The $1.2 million increase in net cash provided by operations was primarily due to the improved operating results in 1995 as compared to 1994. Net cash provided from operations for the first six months of 1996 totaled $1.0 million, versus $1.2 million for the first six months of 1995. The decrease of $0.2 million of net cash provided from operations was primarily due to the funding of working capital in connection with the acquisition of SSL and Teletec in March of 1996.

  Net cash used in investing activities in each of 1994 and 1995 was approximately $0.6 million, and was used primarily for the acquisition of equipment and improvements. In the first six months of 1996, the Company used $2.1 million for investing activities versus $0.2 million for the first six months of 1995. For the first six months of 1996, the Company used $1.8 million of net cash for the acquisition of SSL and Teletec and $0.3 million for the acquisition of equipment and improvements.

  Net cash used in financing activities in 1994 and 1995, consisted of $0.4 million and $1.4 million, respectively, primarily for the repayment of funds previously borrowed under the Company's bank line of credit and repurchase of the Company's Common Stock. In the first six months of 1996, $1.2 million of net cash provided by financing activities consisted primarily of borrowings under the Company's bank line of credit and term loans for the purpose of funding the Company's acquisition of SSL and Teletec and proceeds from the issuance of the Company's Common Stock. At June 30, 1996, the Company had $2.2 million of short-term borrowings and current portion of long-term debt, and $0.7 million of long-term debt outstanding.

  At June 30, 1996, the Company's primary sources of liquidity included cash and equivalents of $0.3 million and available bank borrowings of $1.8 million under its secured line of credit which bears interest at the bank's prime rate plus 1.25% and expires on October 1, 1996. At June 30, 1996, $1.7 million was outstanding under this line of credit. The Company has three term loans which bear interest at the bank's prime rate plus 1.50% or at a fixed 10% rate and are due between April 1998 and March 1999. At June 30, 1996, $1.1 million was outstanding under the term loans. The Company's current bank borrowings are subject to certain financial covenants including maintenance of minimum levels of quick ratio, tangible net worth and working capital and maintenance of maximum levels of the ratio of debt to total net worth, as well as quarterly net income, and debt service coverage requirements. In addition, the Company is prohibited from paying dividends without the consent of the bank under the terms of the agreements. The Company believes that the net proceeds of this Offering, together with its current cash balances, its credit facility, and net cash provided by operating activities, will be sufficient to meet its working capital and capital expenditure requirements for at least the next twelve months. See "Use of Proceeds."

                                   BUSINESS

GENERAL

  Telesensory, founded in 1970, develops, manufactures and markets innovative electronic and computer-based products to assist people with severe visual disabilities to achieve greater independence and privacy. The Company is the leading provider of such products in North America, and one of the two leading companies worldwide. The Company makes video magnifiers and other electronic and computer-based assistive devices for people who are severely visually impaired (the "Low Vision Products") and various braille-related and other electronic and computer-based assistive devices for those who are totally blind or without useable light perception (the "Blindness Products").

  Low Vision Products accounted for 71% of Company net revenue in 1995. Low Vision Products consist of video magnifiers and computer screen magnification systems, which provide a range of magnification, enhanced contrast and field of view. In 1994, the Company introduced the Aladdin, a highly innovative, advanced video magnifier. In 1995, the Aladdin won the American Society of Aging's Gold Award for outstanding product design for mature consumers. Primarily as a result of the introduction of the Aladdin, unit sales of video magnifiers increased 53% in 1995, to 11,091 units, and increased 18% in the first half of 1996 as compared to the first half of 1995. The Company believes that its sales of video magnifiers, in both units and dollars represented approximately 55% of the market in the United States in 1995 and significantly exceeded comparable figures for its competitors.

  Blindness Products accounted for 29% of Company net revenue in 1995. The principal product line consists of refreshable computer-controlled braille displays that enable blind persons to operate personal computers. Other products include optical character reading systems with synthesized speech or braille output, and braille printers. The Company believes that it is one of the top three manufacturers worldwide in the majority of its Blindness Products.

INDUSTRY BACKGROUND

  Severe visual impairment is defined by the National Center for Health Statistics as the inability to read ordinary newspaper print even when wearing glasses or contact lenses. People with such impairments also have difficulty with daily activities such as reading mail and prescription bottles, balancing checkbooks, viewing photographs and working with small objects. The number of people in the United States who are severely visually impaired is estimated at
4.3 million. A much smaller population, estimated at 100,000 in the United States, is either totally blind or lacks useable light perception. Populations in other developed countries are believed to exhibit similar rates of visual impairment. Age-related macular degeneration, which has no known cure, is the leading cause of visual impairment and currently affects 20% of individuals over age 65. Other leading causes of visual impairment and blindness include diabetes and glaucoma.

  Working at Stanford University, Telesensory's founders developed an optical-to-tactile converter called the Optacon, which allowed totally blind people to read print material. During the same period, VTEK pioneered the use of video magnifiers for people with severe visual impairment. During a period when there was little available to technologically assist visually disabled people, and well before recent legislation such as the ADA, the two companies significantly enhanced the educational and work opportunities and the private lives of many tens of thousands of blind and visually impaired people around the world. In 1989, the Company acquired VTEK.

  Historically, a majority of electronic and computer-based assistive devices were purchased by government agencies and large institutions, including federal and state rehabilitation agencies as well as schools, universities and public libraries whose purchases were primarily funded through government grants. However, the Company believes that recent trends in the United States are leading to the development of a consumer market that does not rely on government funding to purchase assistive devices.

  Disabled people, including those who are visually disabled, are increasingly seeking to participate fully in workplace, recreational and other daily activities enjoyed by non-disabled people. In addition, there is an increasing number of elderly people who experience visual impairment but nevertheless wish to remain active and independent, and have the means to purchase assistive devices. In turn, modern society has become more aware of the need to enhance the quality of lives of disabled people. For example, the ADA mandates that public facilities and services be accessible to disabled people, including visually impaired people. The Company believes that these trends have led to a growing demand for devices to assist visually disabled people. These trends, combined with reductions in the cost of electronic and computer technology, are spurring the growth of a consumer market of corporations and individuals who are financially able to purchase assistive devices without government assistance.

  Despite these trends, the Company believes that only a small percentage of visually impaired people are familiar with or own electronic access devices. For example, the Company estimates that annual unit sales of all electronic and computer-based magnification systems in the United States are made to less than 0.5% of the 4.3 million people who are severely visually impaired. The development of stronger consumer demand has been limited by a lack of public awareness, scarcity of retail outlets offering such devices, the relatively small proportion of ophthalmologists and optometrists who are familiar with such devices and previous higher costs for such devices.

BUSINESS STRATEGY

  The Company's goal is to be the market leader in the development, manufacture and marketing of electronic and computer-based assistive devices for visually impaired individuals. The Company's strategies to reach this goal include the following:

  Expand the Consumer Market for Electronic and Computer-Based Assistive Devices. The Company's primary strategy is to promote the growth of consumer markets for its products by increasing consumer awareness and by reducing the cost of assistive devices. The Company has recently launched a consumer-directed advertising and promotion campaign, including a radio campaign that was test marketed in the first quarter of 1996. The Company is increasing the number of independent distributors and dealers of its products, expanding distribution through private-label merchandising, increasing the retail channels for its products and enhancing its relationships with its referral sources. The Company also believes that lower prices increase the number of consumers able and willing to purchase assistive devices and increases the willingness of optometrists and other referral sources to promote assistive devices to consumers. In 1994, the Company introduced the first high quality, easy-to-use video magnifier with a retail price of less than $2,000, which it believes has contributed to a significant increase in unit shipments to consumers. The Company will continue to seek to develop and introduce lower-price versions of leading products.

  New Product Development. The Company believes that its ability to maintain market leadership depends upon the continued development of new products. In 1995, the Company spent approximately $2.3 million in product development activities, which in 1996 resulted in the completion of the Aladdin family of video magnifiers, the introduction of Super Vista, a hardware-based magnification system compatible with Windows 95, and a variety of product enhancements and upgrades in the Blindness Products area. The Company intends to dedicate significant resources to develop new products.

  Reduce Manufacturing Costs. The Company seeks to be the lowest cost producer in each of its major product areas in order to increase its marketing flexibility. Accordingly, since the Company's restructuring in 1994, the Company has dedicated significant resources to reduce its manufacturing costs. Cost-reduction efforts have included product tooling, product redesign and the implementation of a continuous flow production line. The Company intends to continue seeking new ways to reduce manufacturing costs.

  Pursue Strategic Acquisitions and Alliances. The Company believes that fragmentation in the visual assistive devices market offers strategic opportunities to expand the Company's product lines and distribution channels. The Company recently acquired its distributors in the United Kingdom and France. The Company intends to continue to pursue acquisitions and strategic alliances that strengthen the Company's competitive position within its markets. However, the Company is not currently negotiating any potential acquisition or strategic alliance, and there is no assurance that the Company will be able to successfully conclude any such transaction.

  Develop New Applications for the Company's Products. The Company believes that its video magnifier products have applications beyond their traditional uses for visually impaired individuals. The Company has initiated a program to explore the application of its video magnifiers to the industrial inspection market for use in examining small parts for quality control, process inspection, training and other purposes. The Company will continue to seek similar opportunities.

PRODUCTS

  The Company's innovative electronic and computer-based products help visually impaired and blind people achieve greater independence and privacy. The Company's product line is comprised of Low Vision Products and Blindness Products.

LOW VISION PRODUCTS

  Video Magnifiers. The Company's Aladdin family of video magnifiers uses closed circuit television technology to magnify printed and written material and small objects from 3x to 50x on a television monitor. Video processing circuitry enhances viewability of the enlarged image by providing a variety of contrasts and an improved field of view. The Company introduced the first Aladdin in September 1994 to replace one of the Company's existing video magnifier products. The Aladdin family is now comprised of six models:
Aladdin, Aladdin Pro, Aladdin Pro Plus, Aladdin Rainbow, Aladdin Genie and Aladdin XL. All of the models provide magnification, image enhancement, image selection and a movable viewing table to facilitate reading large or heavy materials. The products are available in both monochrome or color, a variety of magnification ranges and adjustments and other image enhancement features. Some models can be used in combination with personal computers. The suggested U.S. retail prices for the Aladdin products range from $1,795 to $3,800. In 1995, the Company sold 11,091 video magnifiers, including both Aladdin and its predecessor products, representing a 53% increase in units compared with 1994 and followed by an 18% increase in unit sales in the first six months of 1996 over unit sales in the first six months of 1995. The Company estimates that in 1995 it had approximately 55% of the domestic market for video magnifiers.

  Computer Display Magnification. Super Vista is a proprietary, hardware-based PC display magnification system, which works with a variety of computers, networks and software applications, including Windows 95. Super Vista provides up to 16x magnification of text and graphics on the monitor without significantly impairing the performance of the underlying application, or interfering with normal keyboard or operating platform functions. The suggested U.S. retail price is $2,495.

BLINDNESS PRODUCTS

  Refreshable Braille Display. The Company's PowerBraille (PB) family of products convert character information from a PC into electronic braille, which can then be read by the user on a braille display device attached to the computer as a peripheral. PowerBraille displays operate in virtually any PC-compatible computer environment, instantly transforming screen information into 8-dot refreshable braille, using braille cells. The PowerBraille products are available in 40, 65 or 80 cell linear displays. The PB40 is battery-powered for portability and is designed to work with laptop personal computers. The PB65 and PB80 are designed primarily for desktop PCs and terminals. Suggested U.S. retail prices range from $6,000 to $11,000.

  Braille Cells. Braille cells are small arrays of eight pins that can be electronically raised and lowered by a computer allowing a blind person to read the character information. The Company utilizes arrays of such cells in its PowerBraille family of refreshable braille devices and also sells significant quantities of such cells to other manufacturers who incorporate the cells into their own products.

  Optical Character Recognition (OCR) Systems. The Company's OsCaR product is a specialized screen navigation software product that permits a blind user to access printed documents. Once a document has been scanned into a computer using a commercial flatbed scanner, OsCaR enables a blind user to read, edit, print or retransmit that information using one of the Company's braille output or speech output products, including a braille embosser. The suggested U.S. retail price exclusive of the scanner is $995.

  Software Programs. ScreenPower for Windows is a software program that provides tactile and audio access to Microsoft Windows and most commercial applications running under Windows. This integrated software package operates in conjunction with a numeric keypad and braille display to allow users to navigate through graphically-oriented screens. The suggested U.S. retail price is $995.

  Braille Embossers. Braille embossers are mechanical peripheral devices that produce raised dots on paper using a feed mechanism much like many ordinary computer printers. The Company offers two versions of braille embossers: a single-sided version and a double-sided version that embosses simultaneously at speeds up to 60 characters per second on both sides of the paper. The suggested U.S. retail prices for the Company's embossers range from $3,000 to $4,000.

  Library Access Products. Variations of the Company's screen enlarger and speech output products, named VView and VVoice, are sold to library equipment suppliers of electronic catalog access systems. Those suppliers incorporate these products into their public-access catalog systems so that visually impaired and totally blind library patrons can have effective and equal access to the library's catalog system.

PRODUCT DEVELOPMENT

  The Company's engineering and product development activities are performed by its 22 person product development staff. There are separate product development groups for the Company's Low Vision Products and Blindness Products, each of which is comprised of one department manager, one or more section managers, engineering professionals, and technical and administrative support staff. In addition, the Company's product development efforts are supplemented by consultants, designers and engineering firms with specialized expertise.

  The Company's expenditures in 1995 for engineering and product development totaled approximately $2.3 million, which represented 7.4% of revenues. The Company has a history of successful product innovation, including the Aladdin family of video magnifiers and the Super Vista and PowerBraille product lines. The Company intends to dedicate significant resources to product development for the foreseeable future. However, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products or that such products will achieve market acceptance.

CUSTOMERS

  Currently, more than 90% of the Company's net revenue is derived from sales to the Company's worldwide distributors and dealers. No single customer, distributor or dealer accounts for more than 10% of the Company's net revenue.

  In the United States, a growing percentage of the Company's Low Vision Products sales, estimated at approximately 55%, are made directly and through its distributors and dealers to employers and individuals who purchase the Company's products with their own funds or whose family members purchase the Company's products for them. The balance of the Company's Low Vision Products sales in the United States are made primarily to traditional purchasers of products for visually impaired individuals, including various government agencies and institutions, schools and universities, libraries and screening clinics. Because of the growing importance of the consumer market segment, the Company has devoted increasing attention to consumer-oriented marketing initiatives, including radio advertising. There is no assurance that these marketing activities will be successful. See "Risk Factors -- Failure to Expand Consumer Market."

  Blindness Products sales both in the United States and internationally are made primarily to the same traditional purchasers who purchase Low Vision Products, including various government agencies and institutions, schools and universities, libraries and screening clinics.

  In 1995, international sales represented approximately 35% of net revenue. The division between government and private sector purchases of both LowVision Products and Blindness Products varies from country to country.

  Approximately 8% of the Company's net revenue is derived from sales of its products to OEMs, which purchase the Company's products for use in finished goods of their own design and manufacture or who purchase the Company's finished products under private-label arrangements. In certain cases, the Company's OEM customers manufacture products that compete with the Company's products.

SALES, DISTRIBUTION AND MARKETING

  The Company believes that it has the largest worldwide distributor and dealer network of any company marketing assistive devices to severely visually impaired people.

  For distribution of its Low Vision Products, the Company utilizes a network of approximately 110 United States and 30 international distributors and dealers, of which two are owned by the Company (in the U.K. and France) and the rest are independent. This distributor network is managed by seven employee sales managers who assist the independent distributors and dealers in their sales and marketing activities. The Company's distributors and dealers are generally assigned exclusive territorial rights or exclusive market rights, subject to various contractual limitations.

  For distribution of its Blindness Products in the United States, the Company utilizes a combination of six employee salespeople and approximately 37 independent non-exclusive dealers. The employee salespeople sell the Company's products to customers directly and also offer sales and marketing assistance to the Company's independent dealers. Internationally, the Company generally distributes its Blindness Products through the same exclusive distributors who handle the Company's Low Vision Products.

  The Company's distribution agreements are generally terminable by either party on three to 12 months notice. A majority of the Company's distributors and dealers have distributed the Company's products for more than five years. The Company believes that its long-standing relationships with its distributors, together with the marketing experience gained by these distributors over the years, have significantly contributed to the Company's success.

  As part of its mix of marketing strategies, the Company and its dealers and distributors maintain close working relationships with many low vision clinics, blindness service agencies, rehabilitation organizations, ophthalmologists, optometrists and others who are service providers, rehabilitation counselors or similar advisors to people with visual problems. A significant amount of the Company's business is derived from referrals from such people, organizations and agencies. A loss of a significant number of these collaborative relationships or the loss of one or more distributors or dealers could adversely affect sales of the Company's products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  Many of the Company's marketing activities are aimed at stimulating end-user demand. These include active trade-show participation on a national level and support to local distributors for regional and local exhibitions. The Company publishes a variety of periodical publications that provide information about products, prices and other matters for consumers, rehabilitation professionals and the Company's field sales representatives. Toll-free numbers provide visually impaired clients as well as rehabilitation professionals with free access to Company staff for product information, order information and technical support. Print advertising is very limited, because many of the Company's prospective customers are unable to read print media, but the Company has a major program in place for local-market radio advertising for its Low Vision Products. Much of the Company's product literature, periodical publications and user manuals for Blindness Products are available on computer disk, in braille, on audio cassette, and in print.

CUSTOMER SERVICE AND SUPPORT

  The Company believes that because of its size and status as one of the world's two largest manufacturers of electronic and computer-based assistive devices for visually impaired people, the Company is able to provide a level of marketing and service that cannot be matched by its smaller competitors.

  In the United States, the Company conducts training programs at the Company's facilities for new distributors supplemented by follow-up meetings with the Company's regional sales managers. The Company also maintains a customer support department to handle inquiries and questions regarding its products, and a technical service department that either directs a customer to a nearby field service center or repairs or replaces defective products. There are approximately 35 field service centers across the country for Low Vision Products. Most equipment service for Blindness Products is conducted at the Company's headquarters. In the United States, all of the Company's products are covered by limited warranties ranging from one to five years and a 30-day unconditional money-back guarantee. International distributors are required to develop and maintain an appropriately stocked equipment service and repair facility. Products are usually shipped to these distributors with an "out-of-box" warranty only, which covers costs of repair required immediately upon delivery. Thereafter, warranty obligations to the distributors' customers are solely the functional and economic responsibility of the international distributors.

COMPETITION

  The Company competes on the basis of several factors, including product features, price, customer service and support and the strength of its relationships with its referral sources.

  The Company competes worldwide with a number of manufacturers and distributors of electronic and computer-based assistive devices for people with severe visual disabilities. The Company's principal competitors based in the United States include Optelec, Inc., HumanWare, Inc., Xerox Assistive Technologies (a division of Xerox Corporation) and Arkenstone, Inc. The Company's principal competitors based outside the United States include Tieman B.V., Alva B.V., Reinecker GmbH, Metec GmbH, Low Vision International, KGS and Pulse Data International.

  Most of these companies compete with the Company on a worldwide basis, and some of these companies have substantially greater financial and operating resources than the Company. There can be no assurance that the Company's competitors will not develop enhancements to, or future generations of, competitive products that offer superior price or features than the Company's products. Furthermore, there is no assurance that other companies will not develop and market alternative technological approaches for meeting the needs of severely visually impaired and blind people. Some of the Company's markets have low cost barriers to entry, and there can be no assurance that other companies that are not currently competitors of the Company will not enter the Company's markets. In addition, the Company's competitors outside the United States have cost structures and product prices based on foreign currencies. Accordingly, currency fluctuations could cause the Company's dollar-priced products to be less competitive than competitors' products priced in other currencies. Currency fluctuations could also increase the Company's costs relative to those of its competitors, which could make it more difficult for the Company to maintain its competitiveness in such foreign markets. Additionally, certain foreign countries that offer reimbursement for assistive devices favor local manufacturers, which could limit the Company's ability to compete successfully in those countries. Furthermore, the Company believes that a number of companies may be currently researching and testing various medical treatments and procedures to reduce the incidence of severe visual impairment or arrest vision deterioration. In the event such treatments or procedures prove to be effective, demand for the Company's products could be reduced, which would have a material adverse effect on the Company's business, financial condition and results of operations.

MANUFACTURING

  All of the Company's manufacturing operations are located in its facilities in Mountain View, California. Manufacturing consists of assembly of components and subcomponents, and final product testing. The components that the Company purchases include electronic, mechanical, plastic and optical parts, the great majority of which have been designed exclusively for the Company. Where feasible, subassemblies such as circuit boards are assembled by contract manufacturers. In certain instances the Company is dependent upon a sole supplier or a limited number of suppliers, or has qualified only a single or limited number of suppliers, for certain key components or sub-assemblies utilized in its products. This involves certain risks to the Company. See "Risk Factors -- Dependence on Limited Sources of Supply; Manufacturing Risks." In addition, some of the Company's manufacturing facilities, equipment and operations are subject to periodic inspection by various regulatory authorities, including inspections for good manufacturing practices ("GMP") compliance by the Food and Drug Administration ("FDA") and comparable state agencies. Failure to comply with GMP or any other manufacturing requirement could result in the issuance of warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production and criminal prosecution.

  In 1995 the Company implemented a continuous flow manufacturing process for its video magnifiers, which significantly increased the Company's manufacturing capacity, reduced cycle time and lowered manufacturing costs. Consequently, the Company believes that its existing manufacturing facilities are adequate to handle at least three times current production volumes.

PATENTS AND PROPRIETARY RIGHTS

  The Company has two issued patents, neither of which is believed to provide significant protection against competition. There can be no assurance that competitors, some of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. Furthermore, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to the Company, may also be necessary to enforce intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. One competitor of the Company has claimed that the Company and several of the Company's competitors are violating both a United States and a European patent with respect to a function of the Company's PowerBraille product. The patent holder has been making these claims for more than three years, but has not yet filed any legal action against either the Company or, to the Company's knowledge, against any other company with respect to their allegations of patent infringement. The Company believes the claims are without merit and intends to vigorously contest the allegations that it is infringing the subject patent. However, there can be no assurance that the Company will be able to successfully defend itself from this or any other allegation of infringement or claims of invalidity. It is also possible that the Company may need to acquire licenses to, or contest the validity of, issued or pending patents of third parties relating to the Company's technology. There can be no assurance that any of such licenses would be made available to the Company on acceptable terms, if at all, or that the Company, if it were to contest the validity of any issued or pending patents, would prevail. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on its patents or in bringing suits against third parties. The Company primarily relies on trade secret or proprietary process protection, which it seeks to protect, in part, through appropriate confidentiality and proprietary information agreements with its employees and consultants. There can be no assurance that the proprietary information or confidentiality agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known to or be independently developed by others. Furthermore, there can be no assurance that other companies with significantly greater financial resources will not enter the Company's markets.

GOVERNMENT REGULATION AND SAFETY REQUIREMENTS

  In the United States, many of the Company's products are regulated as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act. The Company's products, are exempt from the 510(k) premarket notification process. However, the Company is required to register as a medical device manufacturer with the FDA and state agencies such as the California Department of Health Services, to list its products with the FDA and to adhere to applicable FDA regulations regarding GMPs, which include testing, control and documentation requirements. The Company is also regulated by the FDA under the Radiation Control for Health and Safety Act, which requires companies who produce electronic products to comply with certain standards, including design and operation requirements, and to certify product labeling and submit reports to FDA that their products comply with such standards. A failure of the Company to comply with GMP or any other applicable requirement, could result in the issuance of warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production and criminal prosecution, any one of which would have a material adverse effect on the Company's business, financial condition and results of operations. On August 16, 1996, the Company was notified by the FDA that its testing program for certifying some of its video magnifier products was not in compliance with the U.S. Federal Performance Standard for Television Receivers, 21 CFR 1020.10, and was therefore disapproved which required a suspension of shipment of certain products. Upon presentation of additional information to the FDA, the disapproval was rescinded on August 23, 1996. The FDA also advised the Company that certain video magnifier units shipped prior to August 1995 did not have the required certification labels affixed to them and, therefore, that purchaser notification and corrective action might be required. The Company submitted an application for exemption from notification requirements. The FDA has advised the Company that it will not act on this application until the Company has tested a representative sample of such previously-shipped units to determine if they are in compliance with the applicable performance standards. The Company is obligated to complete such testing and to provide the requested information to the FDA by November 10, 1996. The Company believes that all of its previously-shipped video magnifier products are in compliance with applicable performance standards, and therefore it is very unlikely that any further action will be required. However, if the FDA denies the Company's application and requires notification to consumers, it could have a material adverse effect on the Company's business, financial condition and results of operations. Regulations regarding the manufacture and sale of the Company's products are subject to change, and there can be no assurance that the Company's current or future products will continue to be exempt from the 510(k) premarket notification process. If the Company's products were to become subject to the 510(k) premarket notification process or the more rigorous premarket approval (PMA) process, the Company could experience substantial cost increases, including product development costs, as well as substantial delays in new product introductions, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Sales of medical devices outside of the United States are subject to international regulatory requirements that vary from country to country. The time required to obtain clearance or approval for sale internationally may be longer than that required for FDA clearance or approval, and the requirements may differ. The Company has obtained the certifications necessary to enable the "CE" mark to be affixed to the Company's products that are sold in Europe, effective January 1996. The CE mark is a symbol indicating that the product complies with applicable European electronic device directives. All Company products sold in Europe will also conform with the Low Voltage Directive requirement, which is effective January 1997.

REIMBURSEMENT AND THIRD-PARTY PAYMENT

  In the United States, the purchase of the Company's products is typically not covered by private health insurance or reimbursable under Medicare or other publicly-funded insurance programs. However, federal block grants, augmented by state funding, are generally available to state rehabilitation and education agencies to purchase the Company's products and there is also some support from corporate employers, who purchase assistive devices for employees. European insurance programs are generally much more comprehensive than United States programs and will often provide reimbursement for the procurement of the Company's products for rehabilitation, education and personal use.

  A significant portion of the Company's net revenue is derived from sales to institutions and agencies that are dependent on government funding. In recent years, primarily as a result of budget constraints, the level of government funding has been subject to wide fluctuations, which has had an adverse effect on the Company's business, financial condition and results of operations. If government funding were to be reduced in the future, it would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Government Funding and Reimbursement."

EMPLOYEES

  As of June 30, 1996, the Company and its subsidiaries had 179 full-time employees, including 69 in manufacturing operations, 63 in sales and marketing, 22 in product development and 25 in finance and administration. Six of the Company's employees are blind or severely visually impaired. Of the Company's employees, 20 are located in Europe. The Company also employs from time to time a number of temporary and part-time employees as well as consultants on a contract basis. The Company's future success will depend in part on its ability to attract, train, retain and motivate highly qualified employees, who are in great demand. There can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company's employees are not represented by any collective bargaining organization and the Company has not experienced a work stoppage or strike. The Company considers its employee relations to be good. See "Risk Factors -- Dependence on Key Personnel" and "-- Management of Growth."

FACILITIES

  The Company leases approximately 68,000 square feet in two adjacent buildings in Mountain View, California under a five-year lease, which expires in December 1997. These facilities serve as the Company's headquarters and include all Company functions except international distribution.

  Sensory Systems, Ltd, the Company's wholly-owned United Kingdom subsidiary, leases approximately 3,100 square feet in London, England, under a ten-year lease, which expires in June 2003. SSL's obligations under the lease are guaranteed by the Company.

  Teletec SARL, the Company's wholly-owned French subsidiary, leases approximately 1,500 square feet in Paris, France under a nine-year lease, which expires in April 2002.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the directors and executive officers of the Company as of June 30, 1996.

           NAME             AGE                     POSITION
           ----             ---                     --------
Larry Israel...............  56 President, Chief Executive Officer and Chairman
                                of the Board
Robert W. Kamenski.........  41 Chief Financial Officer, Vice President, Finance
                                and Administration, Treasurer and Secretary
Yakov Soloveychik..........  49 Vice President and General Manager, Blindness
                                Products Division, and Assistant Secretary
Marc J. Stenzel............  45 Vice President and General Manager, Low Vision
                                Products Division
John F. Tillisch...........  44 Vice President, European Operations
Timothy S. Couture.........  40 Vice President, Engineering, Low Vision Products
                                Division
Ronald C. Odell............  38 Vice President, Operations, Low Vision Products
                                Division
Mitchell Gooze (2).........  44 Director
John F. Harper (1).........  46 Director
Seymour Liebman (2)........  46 Director
John M. Lillie (1).........  59 Director
John G. Linvill............  76 Director
Peter D. Stent (2).........  53 Director

----------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee.

  Larry Israel has been President and Chief Executive Officer of the Company since July 1995. In June 1996, he was elected Chairman of the Board of Directors. Prior to holding these positions, he served as the Company's Vice President, Sales and Marketing from January 1994 to July 1995 and Vice President, Sales from July 1993 to January 1994. Mr. Israel founded VTEK in 1971. VTEK was acquired by the Company in January 1989, at which time he became a member of the Company's Board of Directors. Between July 1989 and July 1993 Mr. Israel did not maintain full-time employment. Mr. Israel holds a B.S. in Electrical Engineering from Worcester Polytechnic Institute and a J.D. from Golden West University, and is an active member of the California Bar.

  Robert W. Kamenski has been the Company's Chief Financial Officer and Vice President, Finance and Administration since December 1995. From February 1995 to December 1995, he served as the Company's Vice President, Finance and Accounting. From July 1992 until February 1995, he served as the Company's Controller. From October 1990 to February 1992, he held various positions at Tandem Computers, a computer manufacturer, most recently as Manager of Financial Planning and Analysis. Mr. Kamenski holds a B.A. in Accounting from the University of Wisconsin-Milwaukee and is a member of the American Institute of Certified Public Accountants.

  Yakov Soloveychik returned to the Company in September 1994 as Vice President and General Manager, Blindness Products Division. He was Vice President Operations of VTEK at the time of the merger in 1989, and continued with the Company for approximately one year thereafter as Vice President Engineering and New Product Development. From 1990 to September 1994, Mr. Soloveychik served as President and Chief Executive Officer of AccessAbility Technologies, Inc., the U.S. distributor for Baum Products GmbH, a German manufacturer of electronic and computer-based assistive products for blind people. Mr. Soloveychik holds an M.S.E.E. in Electrical Engineering from Riga Polytechnic Institute, Latvia.

  Marc J. Stenzel has been with the Company since 1985 in a variety of positions, most recently as Vice President and General Manager, Low Vision Products Division. From July 1994 to March 1996, he served as the Company's Vice President, Sales and Marketing. From October 1993 to July 1994 he served as a National Sales Manager, and from August 1991 to October 1993 he served as a National Account Manager for the Company. Mr. Stenzel holds a B.A. in Psychology and a B.A. in Management and Accounting from the State University of New York at Buffalo.

  John F. Tillisch became Vice President, European Operations in April 1996. From July 1983 to March 1996, Mr. Tillisch was the sole shareholder and Managing Director of Sensory Systems, Ltd., a European distributor of the Company's products that was acquired by the Company in March 1995. Mr. Tillisch holds a B.A. in French and Russian from Keele University, England.

  Timothy S. Couture joined the Company in September 1991 and has been Vice President, Engineering, Low Vision Products Division since August 1994. Prior to his most recent appointment, Mr. Couture held various positions with the Company, most recently as Director of Engineering from February 1993 to August 1994. Mr. Couture holds an A.S. Degree in Electronics from Foothill College.

  Ronald C. Odell has been the Company's Vice President, Operations, Low Vision Products Division, since July 1994. Mr. Odell has held a variety of positions within the Company including Director of Manufacturing for both Low Vision Products and Blindness Products from February 1993 to July 1994 and Director of Production Control from 1991 to 1993. From 1985 through the merger of VTEK with the Company in 1989, Mr. Odell held various positions with VTEK.

  Mitchell Gooze has been a director of the Company since 1995. Since 1991, he has served as President of The OMT Group, a marketing and sales consulting firm based in Santa Clara, California. Mr. Gooze holds a B.S. in Engineering from the University of California at Los Angeles.

  John F. Harper has been a director of the Company since 1995. Since November 1995 he has served as President and Chief Executive Officer of Indigo Medical, a medical device company in Palo Alto, California. From June 1995 to November 1995 he was an independent business consultant. From February 1994 to June 1995 he was the President and Chief Executive Officer of Menlo Care, Inc., a medical device company. From June 1991 to February 1994 he served as Vice President, Sales and Marketing of Menlo Care, Inc. Mr. Harper holds a B.A. in Economics from Davidson College.

  Seymour Liebman has been a director of the Company since 1993. Since 1974, he has held a variety of positions with Canon U.S.A., Inc., a manufacturer of consumer electronics and a subsidiary of Canon Inc., most recently as Executive Vice President and General Counsel. He is also a director of Zygo Corporation, a public company. Mr. Liebman holds a B.A. in Mathematics from Hofstra University, an M.S. in Mathematics from Rutgers University, an M.A. in Accounting from C.W. Post and a J.D. from Touro Law School.

  John M. Lillie became a director of the Company in 1996. Since October 1995, he has served as Chairman of the Advisory Board of and a consultant to Specialized Bicycle Components in Morgan Hill, California, a designer and distributor of bicycles and accessories. From August 1990 to October 1995, he held various positions with American President Companies, a containerized freight transporter, most recently as its Chairman of the Board and Chief Executive Officer. Mr. Lillie is also on the Board of Directors for The GAP Inc. and Von's Inc., both public companies. Mr. Lillie also serves on Stanford University's Board of Trustees. Mr. Lillie holds a B.S. and an M.S. in Industrial Engineering and an M.B.A. from Stanford University.

  John G. Linvill is a co-founder of the Company and has served as a director of the Company since its inception. He was Chairman of the Board from 1984 to June 1996, at which time he became Chairman Emeritus. Since 1991, he has served as a director on the Board of Read-Rite Corporation, a public company. Since 1955, he has been a member of the Stanford University faculty, currently as Professor of Engineering, Emeritus. He has also served as Chairman of the Electrical Engineering Department and Director of the Center for Integrated

Systems at Stanford University. Dr. Linvill received a B.S. in Mathematics and Physics from William Jewell College and an S.c.D in Electrical Engineering from the Massachusetts Institute of Technology.

  Peter D. Stent has been a director of the Company since 1993. Since 1983, he has managed investments as a general partner at Rubicon Ventures, a venture capital firm. Mr. Stent holds an M.A. in Agricultural Economics and Business Administration from the University of California at Berkeley and a B.A. in Range Management from the University of California at Davis.

DIRECTOR COMPENSATION

  Until June 1996, each non-employee member of the Company's Board of Directors was granted an annual non-qualified stock option pursuant to the Company's 1985 Stock Plan, or more recently the Company's 1995 Stock Plan, to purchase 5,000 shares of the Company's Common Stock as partial consideration for services as a director, with periodic vesting over a five year period.

  Pursuant to a policy of the Board of Directors adopted in June 1996, each non-employee director will automatically be granted a nonstatutory stock option under the Company's 1995 Stock Plan to purchase 12,500 shares of Common Stock on the date which such person first becomes a non-employee director and an option to purchase 3,750 shares of the Company's Common Stock on the date such non-employee director is re-elected to the Board, provided that such non-employee director became a member of the Board prior to January 1 of the year in which such director is reelected. See "--Stock and Employee Benefit Plans."

  Each non-employee director also receives cash compensation at the rate of $800 for each Board meeting attended in person, $400 for each committee meeting attended in person, and half of these rates for Board or committee meetings attended telephonically.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and administers various incentive compensation and benefit plans. The Compensation Committee consists of Messrs. Gooze, Liebman and Stent. Mr. Stent serves as Chairman of the Compensation Committee. There are no interlocking relationships, as described by the Securities and Exchange Commission, among any of the Compensation Committee members.

EXECUTIVE COMPENSATION

  The following table sets forth for the fiscal year ended December 31, 1995 compensation awarded to, paid to or earned by (i) the Company's Chief Executive Officer and (ii) the Company's four most highly compensated executive officers whose salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1995 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE


                                                        LONG-TERM
                                                      COMPENSATION
                                ANNUAL COMPENSATION      AWARDS
                                --------------------  -------------
                                                       SECURITIES    ALL OTHER
                                                       UNDERLYING   COMPENSATION
 NAME AND PRINCIPAL POSITION    SALARY($)  BONUS($)   OPTIONS(1)(#)    (2)($)
 ---------------------------    ---------- ---------  ------------- ------------
Larry Israel
 Chairman, President and Chief
 Executive Officer............     198,810   231,601     125,000       5,160
Yakov Soloveychik
 Vice President and General
 Manager, Blindness Products
 Division.....................     131,728    39,890      18,750         250
Marc J. Stenzel
 Vice President and General
 Manager, Low Vision Products
 Division.....................     116,731    43,426      12,500       5,447
Ronald C. Odell
 Vice President, Operations,
 Low Vision Products
 Division.....................      96,990    38,220      12,500       5,535
Timothy S. Couture
 Vice President, Engineering,
 Low Vision Products
 Division.....................     101,888    39,241      12,500       6,700

--------
(1) Represents options granted pursuant to the 1985 Incentive Stock Option Plan and the 1993 Stock Option Plan. See description under "Stock and Employee Benefit Plans."
(2) The amounts described hereunder were paid by the Company for premiums on group term life insurance and medical and dental insurance.

STOCK OPTION GRANTS

  The following table provides information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended December 31, 1995. All such options were awarded under the Company's 1985 Incentive Stock Option Plan, except for the options granted to Mr. Israel, which were awarded under the 1993 Stock Option Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                         ------------------------------------------------------
                                                                                 POTENTIAL REALIZABLE
                                          PERCENT OF                               VALUE AT ASSUMED
                           NUMBER OF         TOTAL                              ANNUAL RATES OF STOCK
                          SECURITIES        OPTIONS       EXERCISE                PRICE APPRECIATION
                          UNDERLYING      GRANTED TO        PRICE                 FOR OPTION TERM(4)
                            OPTIONS      EMPLOYEES IN        PER     EXPIRATION ----------------------
NAME                     GRANTED(#)(1) FISCAL YEAR(2)(%) SHARE(3)($)    DATE      5%($)      10%($)
----                     ------------- ----------------- ----------- ---------- ---------- -----------
Larry Israel............    125,000(5)       30.84          2.64      3/22/00       52,884     153,153
Yakov Soloveychik.......     18,750           4.63          2.40      3/10/05       28,300      71,718
Marc J. Stenzel.........     12,500           3.08          2.40      3/10/05       18,867      47,812
Ronald C. Odell.........     12,500           3.08          2.40      3/10/05       18,867      47,812
Timothy S. Couture......     12,500           3.08          2.40      3/10/05       18,867      47,812

--------
(1) The stock options granted in the fiscal year ended December 31, 1995 pursuant to the 1985 Incentive Stock Option Plan are exercisable at a rate of 3% per month, with full vesting occurring thirty-three months after the date of grant. Under the 1985 Incentive Stock Option Plan, the Board retains the discretion to modify the terms, including the price, of outstanding options.
(2) Based on an aggregate of 405,369 options granted by the Company during the year ended December 31, 1995 to non-employee directors, employees of and consultants to the Company, including the Named Executive Officers.
(3) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date of grant, except options granted to Larry Israel, which were granted at an exercise price of 110% of the fair market value on the date of grant.
(4) Potential realizable value is based on the assumption that the fair market value of the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.
(5) The stock options granted to Mr. Israel are exercisable at the following rate: In 1995, 3,473 shares become exercisable each month until such time as 31,253 shares have vested; in 1996, 3,473 shares become exercisable each month until such time as 36,473 shares have vested; in 1997, 3,473 shares become exercisable each month until such time as 37,878 shares have vested and in 1998, 3,473 shares become exercisable each month until all shares under the option grant have become exercisable.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

  The following table sets forth certain information regarding the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 1995 and stock options held as of December 31, 1995 by the Named Executive Officers.

       OPTION EXERCISES IN FISCAL 1995 AND FISCAL YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES
                                                     UNDERLYING           VALUE OF UNEXERCISED
                           SHARES              UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                          ACQUIRED    VALUE     DECEMBER 31, 1995(#)     DECEMBER 31, 1995($)(2)
                         ON EXERCISE REALIZED ------------------------- -------------------------
          NAME               (#)      ($)(1)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Larry Israel............    2,750        0      37,553       95,323       351,496      892,223
Yakov Soloveychik.......      --       --       11,363       22,388       109,085      214,925
Marc J. Stenzel.........      --       --       10,550       13,825       101,280      132,720
Ronald C. Odell.........      --       --        7,425       13,825        71,280      132,720
Timothy S. Couture......    5,000        0       9,625        9,125        92,400       87,600

--------
(1) Market value of underlying securities at date of exercise less the exercise price.
(2) Based on a value of $12.00 per share, the assumed initial public offering price, less the per share aggregate option price shown in the option grant table, multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENT

  SSL entered into an employment agreement with John F. Tillisch in March 1996 in connection with the Company's acquisition of SSL. Mr. Tillisch's agreement extends through March 1999 and provides that he will initially serve as SSL's Managing Director. The agreement establishes his salary at (Pounds)70,000 for the first year after the effective date of the agreement, (Pounds)73,000 for the second year and (Pounds)77,000 for the third year, subject to an annual adjustment upward at the discretion of SSL. The agreement also provides that SSL will pay Mr. Tillisch a bonus equal to one-third of the excess of pre-tax income of SSL over (Pounds)322,500 in each of the fiscal years ending December 31, 1996, December 31, 1997 and December 31, 1998, up to an aggregate total bonus of (Pounds)225,800. At March 29, 1996 the exchange rate was $1.53 per pound sterling.

STOCK AND EMPLOYEE BENEFIT PLANS

  1985 Incentive Stock Option Plan. The Company's 1985 Incentive Stock Option Plan (the "1985 Plan") was adopted by the Board of Directors and approved by the shareholders in 1985. The 1985 Plan expired in March 1995, and no further options have been or will be granted under the 1985 Plan. The 1985 Plan provides for the grant to employees (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the grant of nonstatutory stock options to employees (including officers), directors and consultants. As of June 30, 1996, options to purchase 202,500 shares of Common Stock at a weighted average exercise price of $2.41 per share were outstanding. The exercise price of all incentive stock options granted under the 1985 Plan must be at least equal to the fair market value of the shares on the date of grant. Generally, options granted to employees and consultants under the 1985 Plan vest and become exercisable at a rate of 3% of the shares subject to the option per month subject to modification by the Board of Directors. The maximum term for options granted under the 1985 Plan is ten years.

  1993 Stock Option Plan. The Company's 1993 Stock Option Plan (the "1993 Plan") was adopted by the Board of Directors in June 1993 and approved by the shareholders in August 1993. The purposes of the 1993 Plan are to attract and retain the best available senior executive officers and to promote the success of the Company's business. Options granted under the 1993 Plan may be either incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory stock options, at the discretion of the Board. Options may be granted only to the Chief Executive Officer, President and any Vice President reporting directly to the Chief Executive Officer or the President and Secretary of the Company. A total of 250,000 shares of Common Stock have been reserved for issuance under the 1993 Plan.

  The 1993 Plan is currently administered by the Board of Directors, which determines the terms of the options granted under the 1993 Plan, including the exercise price, number of shares subject to the option and the exercisability thereof, as well as the fair market value of the Common Stock. The term of each option is ten years from the date of grant unless a shorter term is provided in the stock option agreement. However, the terms of all incentive stock options and nonstatutory stock options granted to an optionee who, at the time of grant, owns stock representing more than 10% of the voting rights of the Company's outstanding capital stock, may not exceed five years. No option granted under the 1993 Plan may be transferred by the optionee other than by will or the laws of descent or distribution and each option may be exercised, during the lifetime of the optionee, only by such optionee. In the event of a merger of the Company with or into another corporation, each option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event that such successor corporation does not agree to assume such options or to substitute equivalent options, the optionee shall have the right to exercise the option as to all of the shares of Common Stock, including shares as to which the option would not otherwise be exercisable.

  The per share exercise price of non-statutory options granted under the 1993 Plan shall be no less than 85% of the fair market value per share on the date of grant. In the case of an option granted on or after the effective date of registration of any class of equity security of the Company pursuant to
Section 12 of the Exchange Act and prior to six months after the termination of such registration, the per share exercise price shall be no less than 100% of the fair market value per share on the date of grant.

  For incentive stock options, with respect to any senior executive officer who, at the time of the grant of such incentive stock option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary, the per share exercise price shall be no less than 110% of the fair market value per share on the date of grant. With respect to any other senior executive officer, the per share exercise price shall be no less than 100% of the fair market value per share on the date of grant. No incentive stock option may be granted to a senior executive officer which, when aggregated with all other incentive stock options granted to such senior executive officer by the Company or any parent or subsidiary, would result in shares having an aggregate fair market value (determined for each share as of the date of grant of the option covering such share) in excess of $100,000 becoming first available for purchase upon exercise of one or more incentive stock options during any calendar year.

  As of June 30, 1996, options to purchase 180,000 shares of Common Stock at a weighted average exercise price of $3.61 were outstanding under the 1993 Plan. The Plan expires in 2003, unless sooner terminated by action of the Board of Directors.

  1995 Stock Plan. The Company's 1995 Stock Plan (the "1995 Plan") was adopted by the Board of Directors and approved by the shareholders in May 1995. In June 1996, the Board and the shareholders approved an amendment to the 1995 Plan to increase the number of shares reserved for issuance thereunder from 250,000 to 500,000. In July 1996, the Board and the shareholders approved a further amendment to the 1995 Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 500,000 to 750,000, and to make certain other changes to comply with Section 16 of the Exchange Act and current tax law. The purposes of the 1995 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and its subsidiaries and to promote the success of the Company's business. Incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, may be granted to employees (including employee directors) under this Plan. Non-statutory stock options and stock purchase rights may be granted to employees, directors and consultants.

  The 1995 Plan is administered by the Compensation Committee of the Board of Directors which has the authority to determine the terms of the options and stock purchase rights granted. In the event of option grants or stock purchase rights awarded to directors of the Company, the administration of such grants or awards must comply with Rule 16 promulgated under the Exchange Act. Terms include, but are not limited to the exercise price, the number of shares subject to an option and the exercisability thereof. Each option has a term specified in its option agreement, however, no term can exceed ten years from the date of grant. In the case of an incentive stock option granted to an optionee who, at the time the option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or any parent or subsidiary, the term of the option is five years from the grant date or the term provided in the option agreement, whichever is less. No option granted under the 1995 Plan may be transferred by the optionee other than by will or the laws of descent or distribution and each option may be exercised, during the lifetime of the optionee, only by such optionee. In the event of a merger of the Company with or into another corporation, each outstanding option or stock purchase right shall be assumed or an equivalent option or right shall be substituted by the successor corporation. In the event that such successor corporation does not agree to assume such options or to substitute equivalent options, the optionee shall have the right to exercise the option as to all of the shares of Common Stock, including shares as to which the option would not otherwise be exercisable.

  The exercise price of all incentive stock options granted under the 1995 Plan must be no less than 100% of the fair market value per share on the date of grant. In the case of non-statutory stock options, the per share exercise price may be no less than 85% of the fair market value per share on the date of grant. With respect to employees who own stock representing more than ten percent of the voting rights of the Company's outstanding stock, the exercise price of any option granted must be no less than 110% of the fair market value per share on the date of grant. Each option shall be designated in the written option agreement as either an incentive stock option or a non-statutory stock option. However, to the extent that the aggregate fair market value of shares subject to an optionee's incentive stock options, which become exercisable for the first time during any year exceeds $100,000, such excess options shall be treated as non-statutory stock options.

  As of June 30, 1996, 240,994 shares were subject to outstanding options at a weighted average exercise price of $2.99 per share. The 1995 Plan will expire in 2005 unless terminated at an earlier date by action of the Board of Directors.

  Employee Stock Purchase Plan. The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and approved by the Company's shareholders in July 1996. The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. A total of 125,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan has offering periods of approximately twelve months, commencing on or after each December 1. The Purchase Plan is administered by the Compensation Committee of the Board of Directors. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation. No employee may purchase more than $25,000 worth of Common Stock in any calendar year. Employees are eligible to participate if they are employed by the Company or a subsidiary of the Company designated by the Board of Directors for at least 20 hours per week and have been so employed for more than five months in a calendar year. The price of stock purchased under the Purchase Plan is 85% of the lower of (i) the fair market value of the Common Stock at the beginning of the offering period or (ii) the fair market value of the Common Stock at the end of the offering period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

  401(k) Plan. Effective January 1984, the Company adopted the Telesensory 401(k) Retirement Savings Plan (the "401(k) Plan") that covers all eligible employees of the Company who complete six months of service and attain age 21. An eligible employee may elect to defer, in the form of elective deferral contributions to the 401(k) Plan made on his or her behalf, up to 18% of his or her eligible compensation provided such amount does not exceed the maximum amount allowed by the Internal Revenue Service. Elective deferral contributions are invested in accordance with the directions of the participants. The elective deferral contributions are fully vested and nonforfeitable at all times. The 401(k) Plan provides that the Company will make matching contributions on behalf of each employee equal to 25% of such employee's elective deferral contribution. The amount contributed by the Company may not exceed 1.25% of such employee's eligible annual compensation. Matching contributions are fully vested and nonforfeitable at all times.

  1996 Employee Profit Sharing Plan. In 1996, the Company adopted the 1996 Employee Profit Sharing Plan. This Plan applies to every employee in grades 1 through 9 hired on or before the first working day of a fiscal quarter and who remains an employee through the last working day of that quarter. Each quarter is treated separately. Each full-time participant is entitled to a profit-sharing bonus equivalent to 10 hours of pay if the Company achieves its profit plan for the quarter. The employee's profit-sharing bonus is adjusted up or down depending on whether the Company's profits are above or below plan for that quarter.

  1996 Management/Professional Profit Sharing Plan. In 1996, the Company adopted the 1996 Management/ Professional Profit Sharing Plan. This Plan applies to every employee grade 10 or above hired on or before September 30, 1996 and who remains an employee through December 31, 1996. Each participant is entitled to a profit-sharing bonus which is dependent on both the Company's overall profits as well as profits within the participant's division. Participants in finance and administration receive a bonus based only on the Company's overall profits. The participant's bonus is calculated as a percentage of salary. If both divisions and the Company meet established goals for 1996, the bonus will be ten percent of the participant's annual compensation and may be increased if the Company exceeds its profit plan.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

  The Company has adopted provisions in its Amended and Restated Articles of Incorporation that eliminate to the fullest extent permissible under California law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission nor does it affect the right of a party to sue (or to recover monetary damages) under federal securities laws for violations thereof. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  There is no currently pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Canon Inc. ("Canon"), a Japanese company owning greater than ten percent of the Company's Common Stock outstanding immediately prior to this Offering, is the Company's exclusive distributor in Japan. In addition, Canon is a supplier of certain components used in the Company's products. Seymour Liebman, Senior Vice President and General Counsel of Canon USA, Inc., a subsidiary of Canon, has served on the Company's Board of Directors since 1993 and is expected to continue to serve on the Board of Directors after the closing of this Offering. During the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996, Canon purchased more than $550,000, $848,000, $1,029,000 and $488,000, respectively, of the Company's products for resale in Japan, under an arm's length distribution agreement similar to those in effect with other international distributors. During the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996, the Company purchased approximately $162,000, $148,000, $112,000 and $10,000, respectively, of Canon's products. Canon is also a Selling Shareholder in the Offering and will be selling all of its shares, which sale is not expected to affect the Company's distributor relationship.

  In March 1996, the Company acquired substantially all of the assets of SSL. John F. Tillisch was the Managing Director and sole shareholder of SSL. In connection with the transaction, the Company and Mr. Tillisch entered into a noncompetition agreement pursuant to which Mr. Tillisch agreed that for a period of six years after the closing date of the transaction, he would not directly or indirectly compete with the business of the Company or its subsidiaries. In consideration for this agreement, the Company agreed to pay Mr. Tillisch six annual payments of (Pounds)32,300 for an aggregate amount of (Pounds)193,800. However, should Mr. Tillisch terminate his employment with the Company before such six year period expires, the annual remaining payments will be reduced to (Pounds)16,150. Also in connection with this transaction, Mr. Tillisch entered into an employment contract with SSL, and was appointed Vice President, European Operations of the Company. See "Management-- Employment Agreement."

  During 1995, the Company repurchased shares of Common Stock at a repurchase price of $2.40 per share from a number of the Company's shareholders, including the following holder of more than five percent of the Company's voting securities.

                                                                       NUMBER
                                                                         OF
                                    NAME                               SHARES
                                    ----                               -------
      James C. Bliss and Carolyn Joan Bliss,
       Trustees of the James C. Bliss and Carolyn Joan Bliss Trust
       u/t/d dated October 11, 1979................................... 431,606

  In April 1996, the Company issued and sold 25,000 shares of Common Stock at a purchase price of $6.00 per share to John M. Lillie and Daryl L. Lillie, Trustees, Lillie Family Trust. John M. Lillie joined the Company as a director in 1996.

                      PRINCIPAL AND SELLING SHAREHOLDERS
  The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of June 30, 1996 and as adjusted to reflect the sale by the Company and the Selling Shareholders of the shares of Common Stock offered hereby (assuming no exercise of the Underwriters over-allotment option) by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of 5% or more of the Company's outstanding shares of Common Stock; (ii) each director; (iii) each of the Named Executive Officers; (iv) all directors and executive officers as a group; and (v) the Selling Shareholders. Except as otherwise noted, the shareholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.

                           AMOUNT AND NATURE OF                AMOUNT AND NATURE OF
                          BENEFICIAL OWNERSHIP OF              BENEFICIAL OWNERSHIP
                          COMMON STOCK BEFORE THE              OF COMMON STOCK AFTER
                                 OFFERING                          THE OFFERING
                          -----------------------              ---------------------
                                    PERCENTAGE OF  NUMBER OF           PERCENTAGE OF
  NAME AND ADDRESS OF                OUTSTANDING  SHARES BEING          OUTSTANDING
    BENEFICIAL OWNER       NUMBER      SHARES     OFFERED (1)  NUMBER     SHARES
  -------------------     --------- ------------- ------------ ------- -------------
Larry Israel(2).........    676,617     22.05%          --     676,617     12.66%
 Telesensory Corporation
 455 North Bernardo
 Avenue
 Mountain View, CA 94039
Seymour Liebman(3)......    425,712     14.13%      416,662      9,050         *
 Canon USA, Inc.
 One Canon Plaza
 Lake Success, NY 11042
Canon Inc...............    416,662     13.87%      416,662        --        --
 30-2 Shimomaruko 3-
 chome,
 Ohta-ku, Tokyo 146
 Japan
H. William Jesse(4)         200,000      6.66%          --     200,000      3.79%
 H.W. Jesse & Co.
  222 Sutter Street, 8th
  Floor
  San Francisco, CA
  94108
John G. Linvill(5)......    161,560      5.36%       75,000     86,560      1.64%
 30 Holden Court
 Portola Valley, CA
 94028
Yakov Soloveychik(6)....     56,733      1.88%          --      56,733      1.07%
Peter D. Stent(7).......     36,091      1.20%          --      36,091         *
John M. Lillie(8).......     25,000         *           --      25,000         *
Marc J. Stenzel(9)......     21,900         *           --      21,900         *
Ronald C. Odell(10).....     12,900         *           --      12,900         *
Timothy S. Couture(11)..     17,625         *           --      17,625         *
Mitchell Gooze                6,250         *           --       6,250         *
John F. Harper..........        --        --            --         --        --
All current directors
 and executive officers
 as a group (13 persons)
 (12)...................  1,857,050     61.01%      491,662    982,988     18.45%
Other Selling
 Shareholders
 Paul A. Araquistain and
  Melba J. Araquistrain,
  Trustees of the Paul
  A. Araquistain and
  Melba J. Araquistrain
  Trusts U/D/T dated
  July 17, 1980.........     12,500         *         2,500     10,000         *
 John G. Beard..........     11,625         *         2,325      9,300         *
 John G. Beard and Mary
  E. Beard,
  JJ TEN WROS...........      6,250         *         1,250      5,000         *
 Christopher B. Berg....     16,665         *         3,332     13,333         *
 Candace L. Berg........     16,665         *         3,332     13,333         *
 Arthur Carmichael......     35,875      1.19%        7,175     28,700         *
 Arthur Ciocca..........    125,000      4.16%       25,000    100,000      1.89%
 Guy C. Clum............     11,900         *         1,000     10,900         *
 Diane W. Dalton........     32,070      1.07%        5,000     27,070         *
 James F. Dalton........     48,080      1.60%        4,375     43,705         *
 Diane D. Ellis.........     15,625         *         3,125     12,500         *
 Michael Felber.........     12,500         *         2,500     10,000         *

                           AMOUNT AND NATURE OF                AMOUNT AND NATURE OF
                          BENEFICIAL OWNERSHIP OF              BENEFICIAL OWNERSHIP
                          COMMON STOCK BEFORE THE              OF COMMON STOCK AFTER
                                 OFFERING                          THE OFFERING
                          -----------------------              ---------------------
                                    PERCENTAGE OF  NUMBER OF           PERCENTAGE OF
  NAME AND ADDRESS OF                OUTSTANDING  SHARES BEING          OUTSTANDING
    BENEFICIAL OWNER       NUMBER      SHARES     OFFERED (1)  NUMBER     SHARES
  -------------------     --------- ------------- ------------ ------- -------------
 Dr. Lee O. Ferguson....      9,337         *         1,867      7,470         *
 Ilana B. Israel........     22,221         *         4,444     17,777         *
 Richard L. Israel......     22,221         *         4,444     17,777         *
 Richard P. Karnan......      8,975         *         1,795      7,180         *
 Irwin G. Kasle, Trustee
  of the
  Kasle Tax Deferral
  Trust.................     14,587         *         2,900     11,687         *
 Paul J. Lewis and San-
  dra Lewis
  1992 Revocable Trust
  dated July 21, 1992...     27,916         *         5,000     22,916         *
 Gregory T. Linvill as
  Custodian for
  Alyssa K. Linvill,
  under the California
  Uniform Transfers to
  Minors Act............     16,665         *         3,332     13,333         *
 Christianna O.
  Linvill...............     16,665         *         3,332     13,333         *
 Gregory T. Linvill.....     16,665         *         3,332     13,333         *
 John G. Montgomery.....     22,500         *         4,500     18,000         *
 Moore Family Trust.....     14,587         *         2,900     11,687         *
 Nelson Investment Com-
  pany..................     20,000         *         4,000     16,000         *
 Quad J. Ltd. ..........     80,775      2.69%        7,500     73,275      1.39%
 Robyn Romanucci........     22,221         *         2,222     19,999         *
 Chester L. and Jean F.
  Sandberg, JT..........      6,250         *         1,250      5,000         *
 Lawrence J. Stupski
  Revocable Trust.......     16,666         *         3,332     13,334         *
 Carolyn A. Weihl.......     12,500         *         2,500     10,000         *
All Selling Shareholders
 as a group (31 per-
 sons)..................  1,273,728     42.38%      611,226    662,502     12.55%

--------
  * Less than one percent.
 (1) Applicable percentage of ownership is based on 2,891,822 shares of Common Stock outstanding as of June 30, 1996 together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after June 30, 1996 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.
 (2) Consists of 528,851 shares of Common Stock held by Larry Israel, Trustee, Larry Israel Family Trust u/t/d 5/6/83, over which Mr. Israel holds voting and dispositive power, and 83,333 shares of Common Stock held by Pensco Pension Services, Inc., Custodian FBO Larry Israel, of which Mr. Israel is the beneficial owner. Also includes 64,433 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 1996.
 (3) Consists of 9,050 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 1996 and 416,662 shares held by Canon, Inc. Mr. Liebman is Executive Vice President and General Counsel of Canon USA, Inc. and disclaims beneficial ownership of the shares held by Canon Inc.

 (4) Consists of 62,500 shares held by H. William Jesse, 25,000 shares held by
     H. W. Jesse & Co., of which Mr. Jesse is President, Chief Executive Officer and controlling shareholder, and a warrant to purchase 187,500 shares of Common Stock, all of which will be net exercised prior to the Offering and will result in the issuance of 112,500 shares assuming an initial public offering price of $12.00 per share.

 (5) Consists of 152,510 shares of Common Stock held by John Grimes Linvill and Marjorie Webber Linvill, Trustees of the John Grimes Linvill and Marjorie Webber Linvill Trusts dated 9/27/87, over which Mr. Linvill holds voting and dispositive power, and 9,050 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 1996.

 (6) Consists of 20,745 of Common Stock held by The Soloveychik Family Revocable Trust dated March 15, 1988, over which Mr. Soloveychik holds voting and dispositive power, and 16,525 shares of Common Stock held by Pensco Pension Services, Inc. Custodian FBO Yakov Soloveychik, IRA, of which Mr. Soloveychik is the beneficial owner. Also includes 19,463 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 1996.

 (7) Includes 9,050 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 1996.

 (8) Consists of 25,000 shares of Common Stock held by John M. Lillie and Daryl L. Lillie, Trustees, Lillie Family Trust, over which Mr. Lillie holds voting and dispositive power.

 (9) Includes 15,650 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 1996.

(10) Includes 12,525 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 1996.

(11) Includes 12,625 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 1996.

(12) Includes 169,470 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 1996. See footnotes (2) through (10).

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Company's Amended and Restated Articles of Incorporation provide that the authorized capital stock of the Company is 40,000,000 shares of Common Stock, $0.02 par value, and 5,000,000 shares of undesignated Preferred Stock, $0.02 par value. As of June 30, 1996, 2,891,822 shares of Common Stock, held by approximately 225 holders of record, were outstanding and no shares of Preferred Stock were outstanding.

COMMON STOCK

  The issued and outstanding shares of Common Stock are, and the shares of Common Stock being offered by the Company hereby will be upon payment therefor, validly issued, fully paid and nonassessable. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are neither redeemable nor convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of any holders of Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders, and each shareholder has cumulative voting rights with respect to the election of directors.

WARRANTS

  As of June 30, 1996, there were outstanding warrants to purchase an aggregate of 187,500 shares of Common Stock at an exercise price of $4.80 per share, all of which will be net exercised prior to the Offering and will result in the issuance of 112,500 shares assuming an initial public offering price of $12.00 per share.

PREFERRED STOCK

  The Company is authorized to issue 5,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's shareholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. The Company has no current plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

  John Tillisch is entitled to certain rights with respect to the registration of his shares ("Registrable Securities") pursuant to the asset purchase agreement between Mr. Tillisch, the Company and SSL relating to the Company's acquisition of SSL. If the Company determines to register any of its securities for the account of its Chief Executive Officer, except for a registration relating to employee benefit plans, a Commission Rule 145 transaction or an initial public offering, the holders of Registrable Securities are entitled to include their shares of Common Stock therein.

TRANSFER AGENT

  The transfer agent for the Common Stock is Norwest Bank Minnesota, N.A. Its telephone number is (800) 468-9716.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this Offering, there has been no public market for the Common Stock of the Company, and no prediction can be made as to the effect, if any, that market sales of shares or the availability of such shares for sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock and the ability of the Company to raise capital through a sale of its securities.

  Upon completion of this Offering, the Company will have approximately 5,279,322 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option.) Of these shares, the 2,886,226 shares sold in this Offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by an existing "affiliate" of the Company, as that term is defined by the Securities Act (an "Affiliate"), which shares will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. The remaining 2,393,096 shares outstanding on the date of this Prospectus will be "restricted securities" as defined in Rule 144. All officers, directors and certain other shareholders of the Company have agreed not to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Jefferies & Company, Inc. As a result of these contractual restrictions and the provisions of Rules 144(k), 144 and 701, the restricted shares will be available for sale in the public market as follows: (i) 247,075 shares will be eligible for immediate sale on the date of this Prospectus, (assuming no exercise of outstanding options after June 30, 1996), (ii) an additional 86,895 shares, of which 81,578 shares are issuable upon exercise of currently outstanding vested options, will be eligible for sale 90 days after the date this Prospectus, (iii) an additional 1,992,243 shares, of which 1,812 shares are issuable upon exercise of currently outstanding vested options, will be eligible for sale 180 days after the date of this Prospectus upon expiration of lock-up agreements, and (iv) an additional 150,000 shares will be eligible for sale at various times thereafter.

  In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 (the "Restricted Securities") for at least two years, and including the holding period of any prior owner except an Affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares for at least three years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  Subject to certain limitations on the aggregate offering price of a transaction and other conditions, employees, directors, officers, consultants or advisors may rely on Rule 701 with respect to the resale of securities originally purchased from the Company prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than Affiliates subject only to the manner of sale provisions of Rule 144 and by Affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.

  At June 30, 1996, options to purchase 623,494 shares of Common Stock were outstanding. Shortly after this offering, the Company intends to file a registration statement on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the Company's stock plans. See "Management--Stock and Employee Benefit Plans." As a result of that registration statement, approximately 215,249 shares issuable upon the exercise of vested stock options will be eligible for sale in the public market, subject to Rule 144 volume limitations applicable to Affiliates, upon the date the Form S-8 is filed with the Securities and Exchange Commission, assuming all of such options are exercised.

  The Company intends to file registration statements under the Securities Act registering the shares of Common Stock reserved for issuance under the 1985 Incentive Stock Option Plan, the 1993 Stock Plan, the 1995 Stock Plan and the Employee Stock Purchase Plan. See "Management--Stock and Employee Benefit Plans." Accordingly, shares registered under such registration statements will be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company.

                                 UNDERWRITING

  Subject to the terms and conditions contained in the Underwriting Agreement, the Company and the Selling Shareholders have agreed to sell an aggregate of 2,275,000 and 611,226 shares, respectively, of Common Stock to the underwriters named below (the "Underwriters"), for whom Jefferies & Company, Inc. and Van Kasper & Company are acting as representatives (the "Representatives"), and the Underwriters have severally agreed to purchase from the Company and the Selling Shareholders the number of shares of Common Stock set forth opposite their respective names in the table below at the price set forth on the cover page of the Prospectus.

                          UNDERWRITERS                         NUMBER OF SHARES
                          ------------                         ----------------
   Jefferies & Company, Inc...................................
   Van Kasper & Company.......................................
                                                                  ---------
       Total..................................................    2,986,226
                                                                  =========

  The Underwriting Agreement provides that the obligation of the Underwriters is subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any such shares are purchased.

  The Underwriters propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a discount not in
excess of $    per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $    per share to certain other
dealers. After the initial public offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives.

  The Company has granted to the Underwriters an option, exercisable at any time during the 30-day period from the date of this Prospectus, to purchase up to an additional 432,934 shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise such option solely for the purpose of covering over allotments, if any, in connection with the Offering. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase additional shares of Common Stock proportionate to such Underwriter's initial commitment as indicated in the preceding table.

  The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of this Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with the Offering, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company, executive officers, directors and certain other shareholders of the Company have agreed that they will not, without the prior written consent of Jefferies & Company, Inc., offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus.

  The Company has been advised by the Representatives that the Representatives presently intend to make a market in the Common Stock offered hereby; however, the Representatives are not obligated to do so, and any market making activity may be discontinued at any time without notice. There can be no assurance that an active public market for the Common Stock will develop and continue after this Offering. See "Risk Factors -- No Prior Trading Market for Common Stock; Potential Volatility of Stock Price."

  Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock was determined by negotiations among the Company, the Selling Shareholders and the Representatives. The factors considered in making such determination were the prevailing market conditions and general economic conditions, the market prices of securities and certain financial and operating information of publicly traded companies which the Company, the Selling Shareholders and the Representatives believe to be comparable to the Company, the earnings and certain other financial and operating information of the Company in recent periods, and the history and future prospects of the Company and its industry in general. See "Risk Factors -- No Prior Trading Market for Common Stock; Potential Volatility of Stock Price."

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Palo Alto, California. As of the date of this Prospectus, certain members and investment partnerships of Wilson Sonsini Goodrich & Rosati, P.C., beneficially own 29,668 shares of the Common Stock.

                                    EXPERTS

  The consolidated financial statements of Telesensory Corporation and Subsidiaries as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this prospectus and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors as stated in their reports appearing herein and elsewhere in the Registration Statement and have been included in reliance on the reports of such firm, upon their authority as experts in accounting and auditing.

  The consolidated financial statements of Sensory Systems, Limited and Subsidiary as of December 31, 1994 and 1995 and for each of the two years in the period ended December 31, 1995 included in this prospectus have been audited by Keith Jones FCA, Chartered Accountant, independent auditors as stated in their report appearing herein and have been included in reliance on the report of such firm, upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement under the Securities Act and the rules and regulations promulgated thereunder, covering the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits and schedules thereto, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are necessarily summaries of such contracts or documents. Although all material elements of such contracts or documents required to be disclosed in this Prospectus are so disclosed, each such statement is qualified in its entirety by reference to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov.

                            TELESENSORY CORPORATION
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
TELESENSORY CORPORATION AND SUBSIDIARIES
Independent Auditors' Report.............................................  F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and June 30,
 1996....................................................................  F-3
Consolidated Statements of Operations for the Years Ended December 31,
 1993, 1994 and 1995 and Six Months Ended June 30, 1995 and 1996.........  F-4
Consolidated Statements of Shareholders' Equity for the Years Ended
 December 31, 1993, 1994 and 1995 and Six Months Ended June 30, 1996.....  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1993, 1994 and 1995 and Six Months Ended June 30, 1995 and 1996.........  F-6
Notes to Consolidated Financial Statements for the Years Ended December
 31, 1993, 1994 and 1995 and Six Months Ended June 30, 1995 and 1996.....  F-7
TELESENSORY CORPORATION AND SUBSIDIARIES AND SENSORY SYSTEMS LIMITED AND
 SUBSIDIARY
Pro Forma Condensed Combining Financial Information......................  F-16
Pro Forma Condensed Combining Statement of Operations for the Year Ended
 December 31, 1995.......................................................  F-17
Pro Forma Condensed Combining Statement of Operations for the Six Months
 Ended June 30, 1996.....................................................  F-18
Notes to Pro Forma Condensed Combining Financial Information.............  F-19
SENSORY SYSTEMS LIMITED AND SUBSIDIARY
Independent Auditors' Report.............................................  F-20
Consolidated Balance Sheet at December 31, 1995..........................  F-21
Balance Sheet at December 31, 1995.......................................  F-22
Consolidated Profit and Loss Account for the Year Ended December 31,
 1995....................................................................  F-23
Consolidated Statement of Cash Flows for the Year Ended December 31,
 1995....................................................................  F-24
Notes to the Financial Statements for the Year Ended December 31, 1995...  F-25

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Telesensory Corporation:

  We have audited the accompanying consolidated balance sheets of Telesensory Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Telesensory Corporation and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
San Jose, California
February 23, 1996
(August 14, 1996
as to the second and third
sentences of Note 1 to the
Consolidated Financial Statements)

                    TELESENSORY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1996
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                     DECEMBER 31,
                                                    ---------------  JUNE 30,
                                                     1994    1995      1996
                                                    ------- ------- -----------
                                                                    (UNAUDITED)
                      ASSETS
Current assets:
  Cash and equivalents............................. $   423 $   169   $   317
  Accounts receivable, net of allowance: 1994--$50;
   1995--$102; 1996--$130..........................   4,728   5,527     6,537
  Inventories......................................   3,909   3,488     3,479
  Prepaid expenses and other.......................     262     236       226
  Deferred income taxes............................     604     433       895
                                                    ------- -------   -------
    Total current assets...........................   9,926   9,853    11,454
Equipment and improvements, net....................     995   1,191     1,470
Other assets.......................................     --      --      1,789
                                                    ------- -------   -------
Total.............................................. $10,921 $11,044   $14,713
                                                    ======= =======   =======
       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings............................ $ 1,787 $ 1,100   $ 1,700
  Current portion of long-term debt................     --      770       537
  Accounts payable.................................   1,633   1,107     1,769
  Accrued expenses.................................   2,379   2,997     3,040
  Deposits and deferred revenue....................     442     517       441
                                                    ------- -------   -------
    Total current liabilities......................   6,241   6,491     7,487
Deferred income taxes..............................     676     613       571
Long-term debt.....................................     --       26       708
Shareholders' equity:
  Preferred stock, $.02 par value, 5,000,000 shares
   authorized; none outstanding....................     --      --        --
  Common stock, $.02 par value; 10,000,000 shares
   authorized; shares outstanding: 1994--3,356,878;
   1995--2,734,572; 1996--2,891,822................      67      55        58
  Additional paid-in capital.......................   2,932   2,448     3,314
  Accumulated translation adjustment...............     --      --         13
  Retained earnings................................   1,005   1,411     2,562
                                                    ------- -------   -------
    Total shareholders' equity.....................   4,004   3,914     5,947
                                                    ------- -------   -------
Total.............................................. $10,921 $11,044   $14,713
                                                    ======= =======   =======


                See notes to consolidated financial statements.

                    TELESENSORY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                SIX MONTHS
                                 YEARS ENDED DECEMBER 31,     ENDED JUNE 30,
                                ----------------------------  ----------------
                                  1993      1994      1995     1995     1996
                                --------  --------  --------  -------  -------
                                                                (UNAUDITED)
Net revenue.................... $ 27,083  $ 27,588  $ 30,671  $15,317  $17,240
Cost of revenue................   14,697    15,332    16,670    8,455    9,795
                                --------  --------  --------  -------  -------
Gross profit...................   12,386    12,256    14,001    6,862    7,445
                                --------  --------  --------  -------  -------
Operating expenses:
  Product development..........    2,876     2,617     2,286    1,170    1,129
  Sales, general and
   administrative..............   10,303     9,020     9,374    4,634    4,885
  Restructuring................      507       332       --       --       --
                                --------  --------  --------  -------  -------
    Total operating expenses...   13,686    11,969    11,660    5,804    6,014
                                --------  --------  --------  -------  -------
Operating income (loss)........   (1,300)      287     2,341    1,058    1,431
                                --------  --------  --------  -------  -------
Other income (expense):
  Interest expense.............     (117)     (161)     (123)     (66)    (111)
  Interest income..............       19        17        36       11       54
  Foreign currency exchange
   gain (loss).................       90       (34)        4        2      (10)
                                --------  --------  --------  -------  -------
    Total other expense........       (8)     (178)      (83)     (53)     (67)
                                --------  --------  --------  -------  -------
Income (loss) before income
 taxes.........................   (1,308)      109     2,258    1,005    1,364
Income taxes...................       21       268       867      386      213
                                --------  --------  --------  -------  -------
Net income (loss).............. $ (1,329) $   (159) $  1,391  $   619  $ 1,151
                                ========  ========  ========  =======  =======
Net income (loss) per share.... $  (0.36) $  (0.04) $   0.41  $  0.17  $  0.35
Shares used in per share
 calculation...................    3,715     3,738     3,376    3,567    3,300


                See notes to consolidated financial statements.

                    TELESENSORY CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995 AND SIX MONTHS ENDED JUNE 30,
                                      1996
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                              TOTAL
                            COMMON STOCK    ADDITIONAL ACCUMULATED            SHARE-
                          -----------------  PAID-IN   TRANSLATION RETAINED  HOLDERS'
                           SHARES    AMOUNT  CAPITAL   ADJUSTMENT  EARNINGS   EQUITY
                          ---------  ------ ---------- ----------- --------  --------
Balances, January 1,
 1993...................  3,257,502   $ 65    $2,797      $ 661    $ 2,493   $ 6,016
Exercise of employee
 stock options..........     96,863      2       129        --         --        131
Translation adjustment..        --     --        --        (717)       --       (717)
Net loss................        --     --        --         --      (1,329)   (1,329)
                          ---------   ----    ------      -----    -------   -------
Balances, December 31,
 1993...................  3,354,365     67     2,926        (56)     1,164     4,101
Exercise of employee
 stock options..........      2,513    --          6        --         --          6
Amounts related to
 closure of
 subsidiaries...........        --     --        --         280        --        280
Translation adjustment..                         --        (224)                (224)
Net loss................        --     --        --         --        (159)     (159)
                          ---------   ----    ------      -----    -------   -------
Balances, December 31,
 1994...................  3,356,878     67     2,932        --       1,005     4,004
Exercise of employee
 stock options..........     20,875      1        50        --         --         51
Issuance of common stock
 for services rendered..     25,000      1        59        --         --         60
Repurchase of common
 stock..................   (668,181)   (14)     (593)       --        (985)   (1,592)
Net income..............        --     --        --         --       1,391     1,391
                          ---------   ----    ------      -----    -------   -------
Balances, December 31,
 1995...................  2,734,572     55     2,448        --       1,411     3,914
Exercise of employee
 stock options
 (unaudited)............      7,250    --         19        --         --         19
Issuance of common stock
 for acquisition
 (unaudited)............    125,000      3       697        --         --        700
Issuance of common stock
 (unaudited)............     25,000    --        150        --         --        150
Translation adjustment
 (unaudited)............        --     --        --          13        --         13
Net income (unaudited)..        --     --        --         --       1,151     1,151
                          ---------   ----    ------      -----    -------   -------
Balances, June 30, 1996
 (unaudited)............  2,891,822   $ 58    $3,314      $  13    $ 2,562   $ 5,947
                          =========   ====    ======      =====    =======   =======

                See notes to consolidated financial statements.

                    TELESENSORY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                  AND SIX MONTHS ENDED JUNE 30, 1995 AND 1996
                                 (IN THOUSANDS)

                                                                 SIX MONTHS
                                  YEARS ENDED DECEMBER 31,     ENDED JUNE 30,
                                 ----------------------------  ----------------
                                   1993      1994      1995     1995     1996
                                 --------  --------  --------  -------  -------
                                                                 (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss).............  $ (1,329) $   (159) $  1,391  $   619  $ 1,151
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
  Depreciation and
   amortization................     1,272       372       360      174      281
  Non-cash compensation
   expense.....................       --        --         60      --       --
  Loss from disposal of
   equipment and improvements..        11        26        10      --       --
  Amounts related to closure of
   subsidiaries................       --        280       --       --       --
  Deferred income taxes........       --        109       108      --      (504)
  Changes in assets and
   liabilities that provided
   (used) cash:
   Accounts receivable.........       147    (1,105)     (799)    (472)    (796)
   Inventories.................       653       457       421      239      629
   Prepaid expenses and other..        95        86        26      (84)      74
   Accounts payable............       (92)      196      (526)    (174)     611
   Accrued expenses............      (663)      278       618      763     (245)
   Deposits and deferred
    revenue....................       (18)      (46)       75      124     (188)
                                 --------  --------  --------  -------  -------
    Net cash provided by
     operating activities......        76       494     1,744    1,189    1,013
                                 --------  --------  --------  -------  -------
Cash flows used in investing
 activities:
 Acquisition of equipment and
  improvements.................      (318)     (607)     (566)    (156)    (344)
 Payment for purchase of SSL,
  net of cash acquired.........       --        --        --       --    (1,752)
                                 --------  --------  --------  -------  -------
    Net cash used in investing
     activities................      (318)     (607)     (566)    (156)  (2,096)
                                 --------  --------  --------  -------  -------
Cash flows from financing
 activities:
 Short-term borrowings, net....       700      (213)     (687)  (1,387)     600
 Long-term debt borrowings.....       --        --      1,000    1,000    1,000
 Repayments of long-term debt..       (87)     (231)     (204)     (51)    (551)
 Proceeds from issuance of
  common stock.................       131         6        51       88      169
 Repurchase of common stock....       --        --     (1,592)  (1,035)     --
                                 --------  --------  --------  -------  -------
    Net cash (used in) provided
     by financing activities...       744      (438)   (1,432)  (1,385)   1,218
                                 --------  --------  --------  -------  -------
Effect of exchange rate changes
 on cash.......................      (717)     (224)      --       --        13
                                 --------  --------  --------  -------  -------
Net (decrease) increase in cash
 and equivalents...............      (215)     (775)     (254)    (352)     148
Cash and equivalents, beginning
 of period.....................     1,413     1,198       423      423      169
                                 --------  --------  --------  -------  -------
Cash and equivalents, end of
 period........................  $  1,198  $    423  $    169  $    71  $   317
                                 ========  ========  ========  =======  =======
Cash paid during the period
 for:
 Interest......................  $    237  $    195  $    124  $    68  $   111
                                 ========  ========  ========  =======  =======
 Income taxes..................  $      8  $      3  $    929  $   267  $   729
                                 ========  ========  ========  =======  =======
 Supplemental disclosures of
  financing activities--
  Common stock issued for
   services rendered...........  $    --   $    --   $     60  $    60  $   --
                                 ========  ========  ========  =======  =======

                See notes to consolidated financial statements.

                   TELESENSORY CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996
        (INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1995 AND 1996 IS UNAUDITED)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization--Telesensory Corporation and subsidiaries (the Company) are in the business of developing, manufacturing and marketing a broad array of products for visually impaired people. In July 1996, the Company's Board of Directors approved a five-for-four forward split of the common stock to be effected on August 14, 1996. All common stock data in the accompanying financial statements have been retroactively adjusted to reflect the split.

  Principles of Consolidation--The consolidated financial statements include the accounts of Telesensory Corporation and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. During 1993, the Company closed certain of its European subsidiaries. During 1994, the Company closed its remaining wholly-owned foreign subsidiaries and transferred the related operations to its U.S. manufacturing facility. The Company recognized restructuring expenses of $507,000 and $332,000 during 1993 and 1994, respectively. As of December 31, 1994, $102,000 of restructuring expenses had not been paid and is included in accrued expenses. There were no accrued restructuring expenses at December 31, 1993 and 1995. The Company has implemented a plan to complete liquidation of those subsidiaries during 1996. During 1996, the Company acquired two European distributors. See Note 3.

  Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, net revenue and expenses as of the dates and for the periods presented. Significant estimates include the allowance for doubtful accounts receivable, the net realizable value of inventory, estimated useful life of goodwill, warranty reserves and the valuation allowance on net deferred tax assets. Actual results could differ from those estimates.

  Cash Equivalents--The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  Concentration of Credit Risk--Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and equivalents and accounts receivable. Risks associated with cash and equivalents are mitigated by banking with creditworthy institutions. The Company sells its products to distributors and end users. To reduce credit risk, management performs periodic credit evaluations of its customers' financial condition and requires deposits from new customers. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to end users or distributors. International sales accounted for approximately 33.0%, 31.8% and 35.1% of net revenue for 1993, 1994 and 1995, respectively and 40.3% of net revenue for the six months ended June 30, 1996.

  Inventories--Inventories are stated at the lower of cost (first-in, first-out) or market.

  Equipment and Improvements--Equipment and improvements are stated at cost. Depreciation is provided principally on the straight-line method over the estimated useful lives of the respective assets ranging from three to five years. Leasehold improvements are amortized over the shorter of the asset life or lease term.

  Other Assets--Other assets include goodwill which was generated in acquisitions and is amortized using the straight-line method over an estimated useful life of fifteen years. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" effective January 1, 1995. The adoption of this statement had no effect on the Company's financial condition or results of operations. The Company evaluates the recoverability of goodwill on a quarterly basis based on estimated undiscounted future cash flows.

  Revenue Recognition--Revenue from product sales is recognized upon shipment. Estimated costs for returns and warranty are accrued at the time of shipment.

                   TELESENSORY CORPORATION AND SUBSIDIARIES

  Deferred Revenue--Service revenue is deferred and recognized ratably over the term of the service contract, generally one to four years, on a straight-line basis. Costs for work performed under the service contracts are charged to operations as incurred.

  Income Taxes--The Company uses an asset and liability approach to account for income taxes which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amount and the tax bases of assets and liabilities and net operating loss and tax credit carryforwards.

  Foreign Currency Translation--The functional currency of the Company's United Kingdom subsidiary is the British pound. The functional currency of the Company's former subsidiary in Ireland, which the Company decided to close in 1994, was the Irish pound. Accordingly, the assets and liabilities of the subsidiaries have been translated at exchange rates at the balance sheet date and the related revenues and expenses at the average exchange rates in effect during the year. The resulting accumulated translation adjustments are recorded as a separate component of shareholders' equity. Gains and losses resulting from foreign currency transactions (transactions denominated in currencies other than the functional currency) are included in the income
(loss) for the period. The Company monitors its foreign currency exchange risks and has not entered into future contracts to manage foreign currency exchange risk or the interest rate risk inherent in variable rate foreign debt.

  Effective January 1, 1995 the Company changed the functional currency of the Irish subsidiary to the U.S. dollar. The accumulated translation adjustment of $280,000 at December 31, 1994 was recognized as a reduction of the restructuring expense in 1994.

  Net Income (Loss) Per Share--Net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares include stock options and warrants (using the treasury stock method). Common equivalent shares are excluded for the computation if their effect is anti-dilutive except that, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins and staff policy, such computations include all common and common equivalent shares issued within the 12 months preceding the filing date as if they were outstanding for all periods presented (using an assumed initial public offering price of $12 per share).

  Fair Value of Financial Instruments--SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to disclose the fair value of financial instruments for which it is practicable to estimate fair value. Financial instruments included in the Company's balance sheet at December 31, 1995 consist of cash and equivalents, borrowings under the line of credit and long-term debt. For cash and equivalents, the carrying amount is a reasonable estimate of the fair value. The carrying amount of the line of credit and long-term debt is also considered a reasonable estimate of fair value as the borrowings are at adjustable interest rates and reprice based on fluctuations in market conditions.

2. UNAUDITED INTERIM INFORMATION

  The financial information as of June 30, 1996 and with respect to the six months ended June 30, 1995 and 1996 is unaudited. The information disclosed in the notes to the consolidated financial statements for these periods is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.

                   TELESENSORY CORPORATION AND SUBSIDIARIES

3. ACQUISITION (UNAUDITED)

  On March 29, 1996, the Company acquired substantially all assets and assumed certain liabilities of Sensory Systems Limited (SSL), a United Kingdom corporation, and 100% of the stock of Teletec SARL (Teletec), a French corporation and SSL's wholly-owned subsidiary. SSL and Teletec were in the business of distributing and selling products of the Company and other manufacturers for visually impaired people in Europe. As consideration for the purchase, the Company paid $1,631,000 in cash and issued 125,000 shares of its common stock to the former shareholder of SSL. The Company has recorded the value of the common stock issued at an aggregate amount of $700,000. The Company incurred a total of $132,000 of expenses in connection with the acquisition, resulting in a total recorded purchase price of $2,463,000. The business combination has been accounted for by the purchase method.

  Fair value of assets acquired and liabilities assumed (in thousands):

    Cash................................................................ $   11
    Excess of purchase price over net assets acquired...................  1,688
    Other assets acquired...............................................  1,064
    Liabilities assumed.................................................   (300)
                                                                         ------
       Total purchase price............................................. $2,463
                                                                         ======

The excess of purchase price over net assets acquired is included in other assets and is being amortized over its estimated useful life of fifteen years. Amortization of $42,000 was recorded during the six months ended June 30, 1996.

  In addition, the Company entered into a covenant not to compete which is being amortized over six years, which is the term of the agreement.

  The operating results of SSL and Teletec are included in the Company's consolidated results of operations from the date of acquisition. The following pro forma summary presents the consolidated results of operations as if the acquisition had occurred at the beginning of 1994. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of those dates or of results which may occur in the future.

                                                       YEARS ENDED    SIX MONTHS
                                                      DECEMBER 31,      ENDED
                                                     ----------------  JUNE 30,
   (IN THOUSANDS, EXCEPT PER SHARE DATA)              1994     1995      1996
   -------------------------------------             -------  ------- ----------
   Net revenue...................................... $31,339  $33,989  $18,054
   Net income (loss)................................ $  (264) $ 1,550  $ 1,125
   Net income (loss) per share...................... $ (0.07) $  0.46  $  0.34

4. INVENTORIES

  Inventories consist of the following (in thousands):

                                                          DECEMBER 31,
                                                          ------------- JUNE 30,
                                                           1994   1995    1996
                                                          ------ ------ --------
   Finished goods........................................ $1,604 $1,068  $1,397
   Work in process.......................................    387    436     658
   Raw materials.........................................  1,918  1,984   1,424
                                                          ------ ------  ------
   Total inventories..................................... $3,909 $3,488  $3,479
                                                          ====== ======  ======

                   TELESENSORY CORPORATION AND SUBSIDIARIES

5. EQUIPMENT AND IMPROVEMENTS

  Equipment and improvements consist of the following (in thousands):

                                                        DECEMBER 31,
                                                        --------------  JUNE 30,
                                                         1994    1995     1996
                                                        ------  ------  --------
   Machinery and tooling............................... $2,486  $2,871   $2,791
   Furniture, fixtures and improvements................    481     496    1,066
                                                        ------  ------   ------
                                                         2,967   3,367    3,857
   Accumulated depreciation and amortization........... (1,972) (2,176)  (2,387)
                                                        ------  ------   ------
   Total equipment and improvements, net............... $  995  $1,191   $1,470
                                                        ======  ======   ======

6. ACCRUED EXPENSES

  Accrued expenses consist of the following (in thousands):

                                                          DECEMBER 31,
                                                          ------------- JUNE 30,
                                                           1994   1995    1996
                                                          ------ ------ --------
   Accrued compensation and related expenses............. $  858 $1,461  $1,101
   Accrued product warranty..............................    284    422     531
   Income taxes..........................................    584    412     412
   Royalties and commissions.............................    180    153     197
   Other.................................................    473    549     799
                                                          ------ ------  ------
   Total accrued expenses................................ $2,379 $2,997  $3,040
                                                          ====== ======  ======

7. BORROWING ARRANGEMENTS

Short-Term Borrowings--The Company had a revolving line of credit with a bank which provides for borrowings of up to $3,500,000, limited to outstanding accounts receivable and inventory, as defined, which expires October 1996. The line of credit is collateralized by substantially all of the Company's assets. At December 31, 1995, the Company had $1,100,000 outstanding under this line. Advances bore interest at the bank's reference rate (8.50% at December 31, 1995) plus 0.75%. The Company had $1,700,000 outstanding under the revolving line of credit at June 30, 1996, bearing interest at the bank's reference rate (8.5% at June 30, 1996) plus 1.25%.

Long-Term Debt--The Company had two term notes with the same bank with outstanding balances of $601,000 and $195,000 at December 31, 1995, which bear interest at 10% and the bank's reference rate (8.50% at December 31, 1995) plus 1.5%, respectively, and are due in monthly installments. The Company is also required to make an additional payment against the outstanding loan balance in the amount of 50% of net income in excess of $500,000 for 1995. Accordingly, subsequent to year end, the Company made a payment of $445,000 to the bank. The long-term portion of $26,000 is due in 1997. The notes are collateralized by substantially all of the Company's assets.

  All of the bank borrowings are subject to certain financial covenants including maintenance of minimum levels of quick ratio, tangible net worth and working capital and maintenance of maximum levels of the ratio of debt to total net worth, as well as quarterly net income, and debt service coverage requirements. In addition, the Company is prohibited from paying dividends without the consent of the bank under the terms of the agreements. At December 31, 1995, the Company was in compliance with these covenants.

                   TELESENSORY CORPORATION AND SUBSIDIARIES

  On March 22, 1996 the Company obtained a term loan from the same bank for $1,000,000 which bears interest at the bank's reference rate (8.5% at June 30, 1996) plus 1.5% and is due in monthly installments of $27,800 plus interest. The Company is also required to make an additional payment against the outstanding loan balance in the amount of 50% of net income in excess of $625,000 for each fiscal year starting in 1996.

  The Company's subsidiary in United Kingdom has a line of credit with a bank that provides for borrowings of up to (Pounds)100,000 bearing interest at the bank's reference rate (5.75% at June 30, 1996) plus 2%, which has been guaranteed by the Company. At June 30, 1996, there were no borrowings outstanding under this line.

8. INCOME TAXES

  Income taxes consist of (in thousands):

                                                                      SIX MONTHS
                                            YEARS ENDED DECEMBER 31,    ENDED
                                           --------------------------  JUNE 30,
                                             1993     1994     1995      1996
                                           -------- -------- -------- ----------
   Current:
     Federal.............................. $    --  $    149 $    614  $   557
     State................................      --        10      145      135
     Foreign..............................       21      --       --        25
                                           -------- -------- --------  -------
     Total................................       21      159      759      717
                                           -------- -------- --------  -------
   Deferred:
     Federal..............................      --        45       17     (467)
     State................................      --        64       91      (37)
                                           -------- -------- --------  -------
     Total................................      --       109      108     (504)
                                           -------- -------- --------  -------
                                           $     21 $    268 $    867  $   213
                                           ======== ======== ========  =======

    Income tax expense differs from the amount computed by applying the federal statutory income tax rate to income before income taxes as follows:

                                                                        SIX
                                                                       MONTHS
                                          YEARS ENDED DECEMBER 31,     ENDED
                                          --------------------------- JUNE 30,
                                              1994          1995        1996
                                          -------------  ------------ --------
   Tax computed at federal statutory
    rate.................................          35.0%        35.0%   35.0%
   Dividends from foreign subsidiaries...         466.9          --      --
   Foreign tax credits...................        (217.0)         --     (1.0)
   State income taxes, net of federal
    effect...............................           --           6.3     6.2
   Change in valuation allowance.........           --           --    (21.5)
   Other.................................         (39.0)        (2.9)   (3.1)
                                          -------------  -----------   -----
   Total.................................         245.9%        38.4%   15.6%
                                          =============  ===========   =====

  Income tax expense in 1993 relates to foreign withholding taxes on royalty revenue. Otherwise, the Company was not required to provide for income taxes due to its operating loss.

                   TELESENSORY CORPORATION AND SUBSIDIARIES

  Net deferred tax asset (liability) consists of (in thousands):

                                                     DECEMBER 31
                                                     ------------   JUNE 30,
                                                     1994   1995      1996
                                                     -----  -----  -----------
                                                                   (UNAUDITED)
   Deferred tax assets:
     Accruals and reserves recognized in different
      periods....................................... $ 632  $ 656     $810
     Tax basis depreciation.........................    94     89       85
     Net operating loss carryforward................   108    --       --
     Tax credit carryforward........................    82    --       --
                                                     -----  -----     ----
       Total........................................   916    745      895
   Deferred tax liability--nontaxed foreign
    subsidiary income...............................  (676)  (613)    (571)
   Valuation allowance..............................  (312)  (312)     --
                                                     -----  -----     ----
       Net deferred tax asset (liability)........... $ (72) $(180)    $324
                                                     =====  =====     ====

  The Company recorded a valuation allowance of $312,000 with respect to the realization of deferred tax assets as of December 31, 1994 and 1995 because, in management's judgment, the weight of evidence available at the time indicated that it was more likely than not that such portion of deferred tax assets would not be realized. The principal evidence considered for 1995 include operating losses in prior years, the relatively short duration of the Company's profitability, and unfavorable budget variances in the first two months of 1996. Based on operating results for March 1996 and the outlook for the remainder of 1996, management revised its assessment and concluded that it was more likely than not that all deferred tax assets as of March 31, 1996 would be realized. Accordingly, the valuation allowance was eliminated as of that date.

9. SHAREHOLDERS' EQUITY

PREFERRED STOCK

  During 1995, the Board of Directors authorized 5,000,000 shares of preferred stock. No shares were outstanding as of December 31, 1995. The rights and terms are determinable at the discretion of the Board of Directors.

STOCK OPTION PLANS

  The Company has three stock option plans which provide for the granting of stock options to officers and employees at prices not less than fair market value of the Company's common stock as determined by the Board of Directors on the grant date. Options not fully exercisable at December 31, 1995 are exercisable in 2.7% and 3% monthly or 20% annual increments from the date of grant. The options expire between four and ten years from the date of grant.

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The new standard defines a fair value method of accounting for stock options and other equity instruments, such as stock purchase plans. Under this method, compensation cost is measured based on the fair value of the stock award when granted and is recognized as an expense over the service period, which is usually the vesting period. This standard will be effective for the Company beginning in 1996 and requires measurement of awards made beginning in 1995.

  The new standard permits companies to continue to account for equity transactions with employees under existing accounting rules, but requires disclosure in a note to the financial statements of the pro forma effect of net income and earnings per share as if the company had applied the new method of accounting. The Company intends to implement these disclosure requirements for its stock option plans. As a result, for options issued to employees adoption of the new standard will not impact reported earnings or earnings per share, and will have no effect on the Company's cash flows.

                   TELESENSORY CORPORATION AND SUBSIDIARIES

  A summary of option activity follows:

                                                    OUTSTANDING STOCK OPTIONS
                                                    ----------------------------
                                                      NUMBER        PRICE PER
                                                     OF SHARES        SHARE
                                                    ------------  --------------
   Balances, January 1, 1993.......................     505,875    $ .96-$3.96
   Granted.........................................     336,250        3.60
   Exercised.......................................    (100,750)     .96- 3.60
   Canceled........................................    (120,875)     .96- 3.96
                                                    -----------
   Balances, December 31, 1993.....................     620,500      .96- 3.96
   Granted.........................................      79,375        2.40
   Exercised.......................................      (2,512)     .96- 3.60
   Canceled........................................    (430,050)     .96- 3.60
                                                    -----------
   Balances, December 31, 1994.....................     267,313     2.40- 2.64
   Granted.........................................     405,369     2.40- 2.64
   Exercised.......................................     (20,875)    2.40- 2.64
   Canceled........................................    (103,563)       2.40
                                                    -----------
   Balances, December 31, 1995.....................     548,244     2.40- 2.64
   Granted (unaudited).............................      98,750     4.80- 6.40
   Exercised (unaudited)...........................      (7,250)    2.40- 2.64
   Canceled (unaudited)............................     (16,250)       2.40
                                                    -----------
   Balances, June 30, 1996 (unaudited).............     623,494    $2.40-$6.40
                                                    ===========

  On October 26, 1994, the Company repriced all outstanding options with exercise prices of $2.60 to $3.96 to exercise prices of $2.40 to $2.64.

  At December 31, 1995, options to purchase 154,715 shares of common stock were exercisable, options to purchase 163,382 shares were available for future grants and 711,626 shares were reserved for issuance under the stock option plans.

  In June, 1996, the shareholders approved an amendment to the 1995 Plan to increase the number of shares reserved for issuance from 250,000 to 500,000.

  At June 30, 1996, options to purchase 267,175 shares of common stock were exercisable, options to purchase 329,006 shares were available for future grants and 952,500 shares were reserved for issuance under the stock option plans.

WARRANTS

  At December 31, 1995, warrants to purchase 187,500 shares of common stock at an exercise price of $4.80 per share were outstanding. All warrants issued in February, 1994, are exercisable and expire on either December 31, 1998, upon a public offering of the Company's securities, a merger, or upon a sale of substantially all of the assets of the Company.

                   TELESENSORY CORPORATION AND SUBSIDIARIES

10. LEASES

  The Company leases manufacturing and office facilities under operating lease agreements expiring through 1997. The provisions of certain of these leases require the Company to pay maintenance, property taxes and insurance. Future minimum payments under noncancelable operating lease agreements as of December 31, 1995 are as follows (in thousands):

   YEAR ENDING
   DECEMBER 31,
   ------------
   1996.................................................................. $  543
   1997..................................................................    498
                                                                          ------
                                                                          $1,041
                                                                          ======

  Rent expense for 1993, 1994 and 1995 was $481,000, $513,000 and $518,000,
respectively.

  In connection with the acquisition of SSL and Teletec in March 1996 (see
Note 3), the Company assumed certain lease obligations which require future payments of approximately $67,000 per year through 2002.

11. EMPLOYEE BENEFIT PLANS

  The Company has a 401(k) plan (the Plan) covering substantially all employees. The Plan provides for voluntary tax deferred contributions of 1% to 18% of gross compensation, subject to certain Internal Revenue Service limitations. Based on approval by the Board of Directors the Company may make matching contributions to the Plan. The Company contributed $72,000, $69,000, and $63,000 for 1993, 1994 and 1995, respectively, and $42,000 for the six months ended June 30, 1996.

  The Company also has two profit-sharing plans which provide distributions to all eligible employees. The Company's contributions to the plans are determined in accordance with the terms of the plans and are approved by the compensation committee of the Board of Directors. The Company contributed $43,000, $58,000, and $948,000 for 1993, 1994 and 1995, respectively, and
$285,000 (unaudited) for the six months ended June 30, 1996.

12. FOREIGN OPERATIONS

  On March 29, 1996, the Company commenced operations in the United Kingdom and France (see Note 3). During 1994, the Company decided to close its subsidiary in Ireland. Foreign operations and asset and liability balances, net of intercompany transactions, are summarized as follows (in thousands):

                                                          DECEMBER 31,
                                                          ------------- JUNE 30,
                                                           1994   1995    1996
                                                          ------ ------ --------
      Assets............................................. $240   $  65   $1,724
      Liabilities........................................ $   40 $  36   $  561

                                                                      SIX MONTHS
                                         YEARS ENDED DECEMBER 31,       ENDED
                                        -----------------------------  JUNE 30,
                                          1993      1994      1995       1996
                                        --------  ---------  -------- ----------
      Net revenue...................... $  3,523  $   2,235  $   --     $1,091
      Net income (loss)................ $   (120) $  (1,231) $  (143)   $    2

                   TELESENSORY CORPORATION AND SUBSIDIARIES

13. RELATED PARTY TRANSACTIONS

  The Company entered into certain transactions with a shareholder which owns more than 10% of the outstanding Common Stock of the Company. Purchases from the shareholder were $162,000 $148,000 and $112,000 for the years ended December 31, 1993, 1994 and 1995, respectively and $10,000 for the six months ended June 30, 1996. Sales to the shareholder were $550,000 $848,000 and $1,029,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $488,000 for the six months ended June 30, 1996.

  Amounts due from this shareholder at December 31, 1995 and June 30, 1996 were $264,000 and $204,000, respectively.

                                     *****

                   TELESENSORY CORPORATION AND SUBSIDIARIES
                  AND SENSORY SYSTEMS LIMITED AND SUBSIDIARY

        PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION (UNAUDITED)

  On March 29, 1996, Telesensory Corporation and subsidiaries (the Company) acquired certain assets of Sensory Systems Limited (SSL) including the outstanding capital stock of its wholly-owned subsidiary in France, Teletec SARL (Teletec). The following unaudited pro forma condensed combining financial information reflects this business combination which has been accounted for under the purchase method of accounting.

  The unaudited pro forma condensed combining financial information should be read in conjunction with the accompanying notes to the pro forma condensed combining financial information and in conjunction with the historical consolidated financial statements and the related notes thereto of the Company and the historical financial statements and related notes thereto of SSL included herein.

  The unaudited pro forma condensed combining statement of operations combines the Company's results of operations for the six months ended June 30, 1996 and the year ended December 31, 1995 with the operating results of SSL including its wholly-owned subsidiary Teletec for the comparable periods and have been prepared as if the merger was completed as of January 1, 1995, the beginning of the earliest period presented. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the merger been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results.

                    TELESENSORY CORPORATION AND SUBSIDIARIES
                   AND SENSORY SYSTEMS LIMITED AND SUBSIDIARY

             PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                            SENSORY
                              TELESENSORY   SYSTEMS
                              CORPORATION   LIMITED
                                  AND         AND      PRO FORMA    PRO FORMA
                              SUBSIDIARIES SUBSIDIARY ADJUSTMENTS   COMBINED
                              ------------ ---------- -----------   ---------
                                              (1)         (2)
Net revenue.................    $30,671      $4,963     $(1,645)(b)  $33,989
Cost of revenue.............     16,670       2,770      (1,617)(b)   17,823
                                -------      ------     -------      -------
Gross profit................     14,001       2,193         (28)      16,166
                                -------      ------     -------      -------
Operating expenses:
  Product development.......      2,286         --          --         2,286
  Sales, general and
   administrative...........      9,374       1,639         162 (c)   11,175
                                -------      ------     -------      -------
    Total operating
     expenses...............     11,660       1,639         162       13,461
                                -------      ------     -------      -------
Operating income............      2,341         554        (190)       2,705
Total other expense.........        (83)        --         (176)(d)     (259)
                                -------      ------     -------      -------
Income before income taxes..      2,258         554       (366)        2,446
Income taxes................        867         169       (140) (e)      896
                                -------      ------     -------      -------
Net income..................    $ 1,391      $  385     $ (226)      $ 1,550
                                =======      ======     =======      =======
Net income per share........    $  0.41                              $  0.46
Shares used in per share
 calculation................      3,376                                3,376(3)


        See notes to pro forma condensed combining financial statements.

                  TELESENSORY CORPORATION AND SUBSIDIARIES AND
                     SENSORY SYSTEMS LIMITED AND SUBSIDIARY

             PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                            SENSORY
                              TELESENSORY   SYSTEMS
                              CORPORATION   LIMITED
                                  AND         AND      PRO FORMA   PRO FORMA
                              SUBSIDIARIES SUBSIDIARY ADJUSTMENTS  COMBINED
                              ------------ ---------- -----------  ---------
                                              (1)         (2)
Net revenue..................   $17,240      $1,334      $(520)(b)  $18,054
Cost of revenue..............     9,795         878       (522)(b)   10,151
                                -------      ------      -----      -------
Gross profit.................     7,445         456          2        7,903
                                -------      ------      -----      -------
Operating expenses:
  Product development........     1,129         --         --         1,129
  Sales, general and
   administrative............     4,885         436         40 (c)    5,361
                                -------      ------      -----      -------
    Total operating
     expenses................     6,014         436         40        6,490
                                -------      ------      -----      -------
Operating income.............     1,431          20        (38)       1,413
Total other income
 (expense)...................       (67)         21        (44)(d)      (90)
                                -------      ------      -----      -------
Income before income taxes...     1,364          41        (82)       1,323
Income taxes.................       213          16        (31)(e)      198
                                -------      ------      -----      -------
Net income...................   $ 1,151      $   25      $ (51)     $ 1,125
                                =======      ======      =====      =======
Net income per share.........   $  0.35                             $  0.34
Shares used in per share
 calculation.................     3,300                               3,300(3)


        See notes to pro forma condensed combining financial statements.

                   TELESENSORY CORPORATION AND SUBSIDIARIES
                          AND SENSORY SYSTEMS LIMITED

                         NOTES TO PRO FORMA CONDENSED
                  COMBINING FINANCIAL INFORMATION (UNAUDITED)

(1) The weighted average exchange rate of $1.58 for the year ended December 31, 1995 and $1.52 for the six-month period ended June 30, 1996 was used to translate revenues and expenses of SSL from pounds sterling to U.S. dollars in the unaudited pro forma condensed combining statements of operations. The unaudited pro forma condensed combining statements of operations of the Company have been prepared in accordance with generally accepted accounting principles in the U.S.

(2) The following significant assumptions were applied to the historical statements of operations of the Company and SSL to arrive at the unaudited pro forma condensed combining statements of operations:

  (a) The unaudited pro forma condensed combining statements of operations have been prepared as if the merger was completed as of January 1, 1995, the beginning of the earliest period presented. The unaudited pro forma combined net income per share gives effect to the number of shares issued had the merger taken place as of January 1, 1995.

  (b) To eliminate intercompany revenues and associated profit.

  (c) For purposes of the unaudited pro forma condensed combining statement of operations, goodwill acquired is amortized over a period of fifteen years and the covenant not to compete is amortized over six years. Amortization is $40,000 for the six months ended June 30, 1996 and $162,000 for the twelve months ended December 31, 1995.

  (d) For purposes of the unaudited pro forma condensed combining statement of operations, interest expense has been adjusted at the average borrowing rate for fiscal 1995 and six months ended June 30, 1996, under the assumption that the Company would have to borrow the amount of cash paid and acquisition costs incurred. The average rate used was 10% for the six months ended June 30, 1996 and for the year ended December 31, 1995. Interest expense has been adjusted by $44,000 and $176,000 for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively.

  (e) To record estimated tax benefit of the above entries.

(3) The 125,000 shares of common stock issued in connection with the acquisition of Sensory Systems Limited and Subsidiary have already been reflected in shares for Telesensory Corporation and Subsidiaries.

                                   * * * * *

                         INDEPENDENT AUDITORS' REPORT

  We have audited the consolidated balance sheets of Sensory Systems Limited and subsidiary as of December 31, 1994 and 1995, and the related consolidated profit and loss accounts and statement of cash flows for the years then ended, expressed in pounds sterling. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements, referred to above, present fairly, in all material respects, the financial position of Sensory Systems Limited and subsidiary as of December 31, 1994 and 1995, and the results of their operations for the years then ended in conformity with generally accepted accounting principles in the United Kingdom.

/s/ Keith Jones

Keith Jones Chartered Accountant Registered Auditor

3 Tudor Grove Church Crescent London N20 0JW

27 March 1996

                            SENSORY SYSTEMS LIMITED

                 CONSOLIDATED BALANCE SHEET AT 31 DECEMBER 1995

                                   NOTES        1995               1994
                                   ----- ------------------ ------------------
                                         (Pounds)  (Pounds) (Pounds)  (Pounds)
FIXED ASSETS
  Tangible Assets.................    2            126,632            129,370
CURRENT ASSETS
  Stock...........................    4    413,253            277,897
  Debtors.........................    5    513,250            513,718
  Cash Balances...................         381,066            398,964
                                         ---------          ---------
                                         1,307,569          1,190,579
LESS CREDITORS--AMOUNTS FALLING
 DUE WITHIN 1 YEAR................    6    591,753            690,275
                                         ---------          ---------
NET CURRENT ASSETS................                 715,816            500,304
                                                   -------            -------
                                                   842,448            629,674
                                                   =======            =======
FINANCED BY CAPITAL AND RESERVES
  Called up Share Capital.........    7                100                100
  Profit and Loss Account.........    8            842,348            629,574
                                                   -------            -------
                                                   842,448            629,674
                                                   =======            =======

Approved by the Board on 27 March 1996

/s/ J. F. Tillisch
-------------------------------------
(J. F. Tillisch)


/s/ S. Forde
-------------------------------------
(S. Forde)

                            SENSORY SYSTEMS LIMITED

                       BALANCE SHEET AT 31 DECEMBER 1995

                                   NOTES        1995               1994
                                   ----- ------------------ ------------------
                                         (Pounds)  (Pounds) (Pounds)  (Pounds)
FIXED ASSETS
  Tangible Assets.................    2             86,526             82,173
  Investments.....................    3              6,024              6,024
CURRENT ASSETS
  Stock...........................    4    277,686            213,102
  Debtors.........................    5    805,390            576,032
  Cash Balances...................         341,229            386,800
                                         ---------          ---------
                                         1,424,305          1,175,934
LESS CREDITORS--AMOUNTS FALLING
 DUE WITHIN 1 YEAR................    6    532,684            573,462
                                         ---------          ---------
NET CURRENT ASSETS................                 891,621            602,472
                                                   -------            -------
                                                   984,171            690,669
                                                   =======            =======
FINANCED BY CAPITAL AND RESERVES
  Called up Share Capital.........    7                100                100
  Profit and Loss Account.........    8            984,071            690,569
                                                   -------            -------
                                                   984,171            690,669
                                                   =======            =======

Approved by the Board on 27 March 1996

/s/ J. F. Tillisch
-------------------------------------
(J. F. Tillisch)


/s/ S. Forde
-------------------------------------
(S. Forde)

                            SENSORY SYSTEMS LIMITED

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                          YEAR ENDED 31 DECEMBER 1995

                                                     NOTES   1995      1994
                                                     ----- --------- ---------
                                                           (Pounds)  (Pounds)
Turnover............................................    1  3,138,533 2,854,272
Cost of Sales.......................................       1,751,681 1,825,898
                                                           --------- ---------
Gross Profit........................................       1,386,852 1,028,374
Administrative Expenses.............................       1,037,115   886,576
                                                           --------- ---------
Profit from continuing operations on ordinary
 activities before taxation.........................    8    349,737   141,798
Taxation............................................   10    106,963    38,000
                                                           --------- ---------
Profit for the financial year.......................         242,774   103,798
Dividends...........................................   11     30,000    23,000
                                                           --------- ---------
Retained profit for the year........................         212,774    80,798
Retained profit brought forward.....................    9    629,574   548,776
                                                           --------- ---------
Retained profit carried forward.....................         842,348   629,574
                                                           ========= =========

  Other than the profit for the years, the group has made no other recognised gains or losses.

                            SENSORY SYSTEMS LIMITED

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

                                                              1995      1994
                                                            --------  --------
                                                            (Pounds)  (Pounds)
Cash flows from operating activities:
 Profit for the financial year.............................  242,774   103,798
 Adjustments to reconcile profit for the financial year to
  net cash provided by operating activities:
  Depreciation and amortization............................   61,906    61,446
  Loss on disposal of assets...............................   14,116    15,490
  Changes in assets and liabilities that provided (used)
   cash:
   Stock................................................... (135,356) (149,087)
   Debtors.................................................      468    32,775
   Trade creditors.........................................   64,842   109,611
   Corporation tax.........................................   75,013   (14,510)
   Other creditors.........................................   21,978   (16,642)
   Accruals................................................  (23,043)   41,212
                                                            --------  --------
   Net cash provided by operating activities...............  322,698   184,093
                                                            --------  --------
Cash flows from investing activities:
 Acquisition of fixed assets...............................  (77,637) (144,023)
 Sale of fixed assets......................................    4,353     9,945
 Sale of investment property...............................      --    141,103
                                                            --------  --------
   Net cash (used in) provided by investing activities.....  (73,284)    7,025
                                                            --------  --------
Cash flows from financing activities:
 Bank overdrafts........................................... (237,312)   97,018
 Dividends.................................................  (30,000)  (23,000)
                                                            --------  --------
   Net cash (used in) provided by financing activities..... (267,312)   74,018
                                                            --------  --------
Net (decrease) increase in cash............................  (17,898)  265,136
Cash balances, beginning of year...........................  398,964   133,828
                                                            --------  --------
Cash balances, end of year.................................  381,066   398,964
                                                            ========  ========

                            SENSORY SYSTEMS LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

                          YEAR ENDED 31 DECEMBER 1995

1. ACCOUNTING POLICIES

a)     The financial statements are based on the historical cost convention.
b) Depreciation is calculated to write down the assets to their residual values at varying rates between 10% and 25% on the reducing balance.
c) Provision is made for deferred taxation arising from the excess of capital allowances over depreciation charged and other timing differences to the extent that it is considered the liability will crystallise in the foreseeable future.
d) Turnover represents invoiced sales to customers excluding VAT. Income from maintenance contracts is included in the profit and loss account in the period in which such income is invoiced.
e) The consolidated financial statements incorporate the financial statements of Sensory Systems Limited and its subsidiary company Teletec Sarl all of which are made up to 31 December 1995.

2. TANGIBLE ASSETS

                                                             GROUP     COMPANY
                                                            FIXTURES   FIXTURES
                                                           & VEHICLES & VEHICLES
                                                           ---------- ----------
                                                            (Pounds)   (Pounds)
COST--1 January 1995......................................  267,031    209,208
Disposals.................................................  (13,955)   (13,955)
Additions.................................................   42,395     35,242
                                                            -------    -------
At 31 December 1995.......................................  295,471    230,495
                                                            -------    -------
DEPRECIATION--1 January 1995..............................  137,661    127,035
Eliminated on Disposal....................................   (6,897)    (6,897)
Charge for year...........................................   38,075     23,831
                                                            -------    -------
At 31 December 1995.......................................  168,839    143,969
                                                            -------    -------
Net book value of 31 December 1995........................  126,632     86,526
                                                            =======    =======

3. INVESTMENTS

  Investments represent the cost of 100% of the issued share capital of Teletec Sarl, a company incorporated in France, which is engaged in similar activities to that of Sensory Systems Limited.

4. STOCK

  Stock represents goods for resale.

5. DEBTORS

                                                   GROUP            COMPANY
                                             ----------------- -----------------
                                               1995     1994     1995     1994
                                             -------- -------- -------- --------
                                             (Pounds) (Pounds) (Pounds) (Pounds)
Trade Debtors............................... 411,370  439,801  323,026  332,613
Prepayments.................................  58,411   73,917   36,992   68,917
Amount owed by group undertakings...........     --       --   401,903  174,502
Other Debtors...............................  43,469      --    43,469      --
                                             -------  -------  -------  -------
                                             513,250  513,718  805,390  576,032
                                             =======  =======  =======  =======

                            SENSORY SYSTEMS LIMITED

                          YEAR ENDED 31 DECEMBER 1995

6. CREDITORS

  Amounts falling due within one year.

                                                   GROUP            COMPANY
                                             ----------------- -----------------
                                               1995     1994     1995     1994
                                             -------- -------- -------- --------
                                             (Pounds) (Pounds) (Pounds) (Pounds)
Trade Creditors............................. 376,809  311,967  368,849  271,335
Bank Overdrafts.............................     --   237,312      --   237,312
Corporation Tax............................. 107,263   32,250  107,263   32,250
Other Creditors.............................  49,094   27,116      --     2,565
Accruals....................................  58,587   81,630   56,572   30,000
                                             -------  -------  -------  -------
                                             591,753  690,275  532,684  573,462
                                             =======  =======  =======  =======

  The bank overdrafts are secured by a debenture in favour of the bank.

7. SHARE CAPITAL

                                                             GROUP &  GROUP &
                                                             COMPANY  COMPANY
                                                               1995     1994
                                                             -------- --------
                                                             (Pounds) (Pounds)
Ordinary shares (Pounds)1 each authorised, issued and fully
 paid.......................................................   100      100
                                                               ===      ===

8. PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION IS AFTER CHARGING

                                                                1995     1994
                                                              -------- --------
                                                              (Pounds) (Pounds)
      Bank Interest..........................................  13,197   13,416
      Depreciation...........................................  38,075   36,036
      Directors' remuneration (see below).................... 142,952  112,625
      And after crediting audit fee..........................   1,500    1,500
      Interest receivable....................................  13,548   10,864
      The remuneration of the Chairman was...................  26,004   25,337
      The remuneration of the highest paid director was......  37,555   32,755

  The remuneration of the Directors, and the highest paid director including the Chairman, were within the following ranges:

                                                                       1995 1994
                                                                       ---- ----
      (Pounds)25,001-(Pounds)30,000...................................   1    2
      (Pounds)30,001-(Pounds)35,000...................................   1    1
      (Pounds)35,001-(Pounds)40,000...................................   1   --

                            SENSORY SYSTEMS LIMITED

                          YEAR ENDED 31 DECEMBER 1995

9. STAFF COSTS AND NUMBERS

                                                                 1995     1994
                                                               -------- --------
                                                               (Pounds) (Pounds)
      Wages and Salaries...................................... 457,022  409,857
      Social Security Costs...................................  67,664   63,456
      Pension Costs...........................................  63,577   33,855
                                                               -------  -------
                                                               588,263  507,168
                                                               =======  =======

  The above figures exclude redundancy costs of (Pounds)3,500 (1994- (Pounds)3,000) which have been charged to the profit and loss account.

                                                                  NUMBER NUMBER
                                                                  ------ ------
      Office and Management......................................   20     20
                                                                   ---    ---

10. TAXATION

                                                                 1995     1994
                                                               -------- --------
                                                               (Pounds) (Pounds)
      U.K. Corporation Tax on the profit for the year......... 106,963   38,000
                                                               =======   ======

  The Company is a "close company" as defined by The Taxes Act.
11. DIVIDENDS

                                                                 1995     1994
                                                               -------- --------
                                                               (Pounds) (Pounds)
      Interim dividend paid 1 July 1994.......................     --    23,000
      First interim dividend paid 6 April 1995................  10,000      --
      Second interim dividend paid 17 July 1995...............  10,000      --
      Third interim dividend paid 31 December 1995............  10,000      --
                                                                ------   ------
                                                                30,000   23,000
                                                                ======   ======

12. CONTINGENT LIABILITIES AND CAPITAL COMMITMENTS

  There are no contingent liabilities or capital commitments at 31 December 1995 or at 31 December 1994.

13. PENSIONS

  The group operates a defined contribution pension scheme for invited employees. The assets of the scheme are held separately from those of the company in an independently administered fund. The pension cost charge represents contributions payable by the company to the fund and amounted to (Pounds)63,577 (1994-(Pounds)33,855).

                            SENSORY SYSTEMS LIMITED

                          YEAR ENDED 31 DECEMBER 1995

14. RECONCILIATION OF MOVEMENT IN SHAREHOLDERS' FUNDS

                                                                 1995     1994
                                                               -------- --------
                                                               (Pounds) (Pounds)
      Retained profit for the financial year.................. 212,774   80,798
      Opening Shareholders' funds............................. 629,674  548,876
                                                               -------  -------
      Closing Shareholders' funds............................. 842,448  629,674
                                                               =======  =======

  The difference between the values of shareholders funds shown on the Consolidated and Company Balance Sheets represents the deficiency of shareholders funds of Teletec Sarl of (Pounds)141,723 which from the company's point of view is deemed to be fully recoverable.

15. COMPANY PROFIT AND LOSS ACCOUNT

  Sensory Systems Limited has not presented its own profit and loss account as permitted by Section 230(1) of the Companies Act 1985. The amount of the consolidated profit for the year before tax dealt with in the financial statements of the company is a profit of (Pounds)430,465 (1994-
(Pounds)202,793).

16. There are no material differences in the accounting principles used in preparing the financial statements from generally accepted accounting principles in the United States and in Regulation S-4.

                              Blindness Products

                                                          BRAILLE CELLS

                                                     This electronically
                                                     refreshable braille cell
                                                     provides tactile informa-
                                                     tion by means of a 2x4
                                                     array of plastic pins
                                                     which are raised or low-
                                                     ered individually by
                                                     electrically energized
                                                     bimorphic piezo electric
                                                     reeds. The raised pins
                                                     form a pattern of dots
                                                     corresponding to a single
                                                     braille character which a
                                                     blind person can read
                                                     with his fingertips.

   REFRESHABLE BRAILLE
         DISPLAYS

In refreshable braille
devices, braille cells
are arranged in linear
arrays, representing a
line of characters. Adja-
cent controls permit the
blind user to select
which part of a specific
line from a personal com-
puter screen is to be
displayed so that she can
read it, make editing
changes or insert new in-
formation using a stan-
dard PC keyboard.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING DE-SCRIBED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-SENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS COR-RECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Consolidated Financial Data.....................................  18
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  19
Business.................................................................  25
Management...............................................................  34
Certain Relationships and Related Transactions...........................  43
Principal and Selling Shareholders.......................................  44
Description of Capital Stock.............................................  46
Shares Eligible for Future Sale..........................................  47
Underwriting.............................................................  49
Legal Matters............................................................  50
Experts..................................................................  50
Additional Information...................................................  50
Index to Consolidated Financial Statements............................... F-1

                                ---------------

UNTIL    , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPEC-TUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UN-SOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             2,886,226 SHARES


                             [LOGO OF TELESENSORY]

                                 COMMON STOCK

                                  PROSPECTUS

                           JEFFERIES & COMPANY, INC.

                             VAN KASPER & COMPANY

                                    , 1996

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Shares being registered. All of the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

   SEC Registration Fee............................................... $ 15,000
   NASD Filing Fee....................................................    5,000
   Nasdaq National Market Listing Fee.................................   50,000
   Blue Sky Qualification Fees and Expenses...........................    4,000
   Printing and Engraving Expenses....................................  200,000
   Legal Fees and Expenses............................................  280,000
   Accounting Fees and Expenses.......................................  210,000
   Transfer Agent and Registrar Fees..................................   30,000
   Miscellaneous......................................................    6,000
                                                                       --------
     TOTAL............................................................ $800,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  As permitted by Section 204(a) of the California General Corporation Law, the Registrant's Articles of Incorporation eliminate a director's personal liability for monetary damages to the Registrant and its shareholders arising form a breach or alleged breach of the director's fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) interested transactions between the corporation and a director in which a director has a material financial interest, and (vii) liability for improper distributions, loans or guarantees. This provision does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.

  Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Articles of Incorporation and Bylaws contain provisions covering indemnification to the maximum extent permitted by the California General Corporation Law of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended. The Company has entered into Indemnification Agreements with its directors and executive officers.

  In addition to the foregoing, the Underwriting Agreement provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the several Underwriters, against certain liabilities, including liabilities arising under the Securities Act.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since June 30, 1993, the Registrant has issued and sold (without payment of any selling commission to any person) 44,700 shares of Common Stock to 16 employees and consultants at prices ranging from $0.96--$3.60 per share, upon exercise of stock options and stock purchase rights, pursuant to the Registrant's 1977 Stock Option Plan and the 1985 Plan.

  In October 1994, the Registrant issued and sold (without payment of any selling commission to any person) 25,000 shares of Common Stock to H.W. Jesse & Co. at a price of $2.40 per share.

  In March 1996, the Registrant issued and sold (without payment of any selling commission to any person) 125,000 shares of Common Stock to John Tillisch Limited, formerly Sensory Systems Limited, at a price of $5.60 per share.

  In April 1996, the Registrant issued and sold (without payment of any selling commission to any person) 25,000 shares of Common Stock to John M. Lillie and Daryl L. Lillie, Trustees, Lillie Family Trust at a price of $6.00 per share.

  The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Company, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

  (a) Exhibits

      1.1* Form of Underwriting Agreement.
      3.1* Restated Articles of Incorporation of Registrant currently in effect.
      3.3* Bylaws of Registrant, as currently in effect.
      4.1* Form of Common Stock Certificate.
      5.1* Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
     10.1* 1985 Incentive Stock Option Plan.
     10.2* 1993 Stock Option Plan and forms of agreements thereunder.
     10.3* 1995 Stock Plan and forms of agreements thereunder.
     10.4* Employee Stock Purchase Plan and forms of agreements thereunder.
     10.5* Forms of Indemnification Agreements between Registrant and its officers and directors.
     10.6* 1996 Management/Professional Profit Sharing Plan
     10.7* 1996 Employee Profit Sharing Plan
     10.8* Subordination, Nondisturbance, and Attornment Agreement among
           William E. Jarvis, Duane E. Dunwoodie and Marlene J. Dunwoodie,
           Peter D. Lacy and Registrant, dated June 26, 1992, regarding
           Registrant's facility located at 455 North Bernardo Road, Mountain
           View, California.

     10.9*   Industrial Lease Agreement between Joint Land Development Company
             Number Two and Registrant, dated June 26, 1992, and amendments thereto, for the Registrant's facility located at 455 North
             Bernardo Road, Mountain View, California.
     10.10*  Loan and Security Agreement between Registrant and Comerica Bank-
             California, dated November 30, 1993, and six modifications thereof.
     10.11*  Lease Agreement between Waterglade Developments (Edgware Road)
             Limited, dated June 2, 1993, and Sensory Systems Limited for
             Sensory Systems Limited's facility located at 303 Edgware Road,
             London NW9, England.
     10.12*  Stock Purchase Agreement among Registrant, James C. Bliss and
             Carolyn Joan Bliss, Trustees of the James C. Bliss and Carolyn
             Joan Bliss Trust u/d/t dated October 11, 1979, Judith Bliss and
             John Bliss, and certain shareholders of Registrant, dated April 9,
             1995.
     10.13*  Variable Rate Installment Note issued by Registrant to Comerica
             Bank-California in the amount of $250,000.00, dated April 12,
             1995.
     10.14*  Variable Rate Installment Note issued by Registrant to Comerica
             Bank-California in the amount of $750,000.00, dated April 12,
             1995.
     10.15*  Variable Rate Installment Note issued by Registrant to Comerica
             Bank-California in the amount of $1,000,000, dated March 22, 1996.
     10.16*  Asset Purchase Agreement among VTEK, Registrant, Sensory Systems
             Limited and John F. Tillisch, dated March 29, 1996.
     10.17*  Employment Agreement between Sensory Systems Limited and John F.
             Tillisch, dated March 29, 1996.
     10.18*  Noncompetition Agreement among VTEK, Inc., Registrant, Sensory
             Systems Limited and John F. Tillisch, dated March 29, 1996.
     11.1*   Statement of computation of per share earnings.
     21.1*   Subsidiaries of Registrant
     23.1(a) Consent of Deloitte & Touche LLP, Independent Auditors (see page
             II-7).
     23.1(b) Consent of Keith Jones FCA, Independent Auditors (see page II-8).
     23.2*   Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in
             Exhibit 5.1).
     24.1*   Power of Attorney (See page II-5).
     27.1*   Financial Data Schedule

----------------

* Previously filed.





  (b) Financial Statement Schedule:

    II--Valuation and Qualifying Accounts

  All other Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933 (the "Act"), the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 1st day of October, 1996.

                                          TELESENSORY CORPORATION

                                          By       /s/ Larry Israel
                                            -----------------------------------
                                                     (LARRY ISRAEL)
                                          CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE
                                                   OFFICER AND DIRECTOR

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                         TITLE                DATE

          /s/ Larry Israel              Chairman, President,
-------------------------------------    Chief Executive       October 1, 1996
           (LARRY ISRAEL)                Officer and
                                         Director (Principal
                                         Executive Officer)

                                        Vice President,
       Robert W. Kamenski*               Finance and Chief     October 1, 1996
-------------------------------------    Financial Officer
      (ROBERT W. KAMENSKI)               (Principal
                                         Financial and
                                         Accounting
                                         Officer)


         Mitchell Gooze*                Director               October 1, 1996
-------------------------------------
        (MITCHELL GOOZE)

              SIGNATURE                         TITLE                DATE


         John F. Harper*                Director               October 1, 1996
-------------------------------------
        (JOHN F. HARPER)


        Seymour Liebman*                Director               October 1, 1996
-------------------------------------
        (SEYMOUR LIEBMAN)


         John M. Lillie*                Director               October 1, 1996
-------------------------------------
        (JOHN M. LILLIE)


        John G. Linvill*                Director               October 1, 1996
-------------------------------------
        (JOHN G. LINVILL)


         Peter D. Stent*                Director               October 1, 1996
-------------------------------------
        (PETER D. STENT)

*By      /s/ Larry Israel
-------------------------------------
            LARRY ISRAEL
          Attorney-in-Fact

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Amendment No. 2 to Registration Statement No. 333-09295 of Telesensory Corporation and subsidiaries on Form S-1 of our report dated February 23, 1996 (August 14, 1996 as to the second and third sentences of Note 1 to the Consolidated Financial Statements), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 23, 1996 (August 14, 1996 as to the second and third sentences of Note 1 to the Consolidated Financial Statements) relating to the consolidated financial statement schedule appearing elsewhere in this Registration Statement.

  We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
San Jose, California

October 1, 1996

                               ----------------

                                                                 EXHIBIT 23.1(b)

                        [LETTERHEAD OF KEITH JONES FCA]

Our Ref: KJ/lam
Your Ref: BK/JFT

Mr. Kamenski
Telesensory Corporation
455 North Bernardo Avenue
Mountain View, California 94039

Dear Mr. Kamenski,

             INDEPENDENT AUDITORS' CONSENT--SENSORY SYSTEMS LIMITED

  We consent to the use in this Registration Statement of Telesensory Corporation on Form S-1 of our report on Sensory Systems Limited and Subsidiary dated 27 March 1996, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

                                          Yours sincerely,

                                          /s/ Keith Jones
                                          -------------------------------------
                                          Keith Jones

London, England

1 October 1996

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Telesensory Corporation:

  We have audited the consolidated financial statements of Telesensory Corporation and subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated February 23, 1996 (August 14, 1996 as to the second and third sentences of Note 1 to the Consolidated Financial Statements) included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed in Item 16(b)II of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
San Jose, California
February 23, 1996 (August 14, 1996
as to the second and third sentences
of Note 1 to the Consolidated Financial Statements)

                    TELESENSORY CORPORATION AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                         BALANCE AT CHARGED TO CHARGE TO               BALANCE AT
                         BEGINNING  COSTS AND    OTHER                   END OF
DESCRIPTION              OF PERIOD   EXPENSES  ACCOUNTS  DEDUCTIONS(1)   PERIOD
-----------              ---------- ---------- --------- ------------- ----------
Allowance for doubtful
 accounts
  Year ended December
   31,
    1993................    $ 73      $   23      --        $   31        $ 65
    1994................    $ 65      $   20      --        $   35        $ 50
    1995................    $ 50      $   63      --        $   11        $102
Warranty reserves
  Year ended December
   31,
    1993................    $824      $  822      --        $1,300        $346
    1994................    $346      $1,066      --        $1,128        $284
    1995................    $284      $  340      --        $  202        $422

--------
(1) Represents costs charged to the respective reserve account.

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1.1*   Form of Underwriting Agreement.
  3.1*   Restated Articles of Incorporation of Registrant currently in effect.
  3.3*   Bylaws of Registrant, as currently in effect.
  4.1*   Form of Common Stock Certificate.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
 10.1*   1985 Incentive Stock Option Plan and forms of agreements thereunder.
 10.2*   1993 Stock Option Plan and forms of agreements thereunder.
 10.3*   1995 Stock Plan and forms of agreements thereunder.
 10.4*   Employee Stock Purchase Plan and forms of agreements thereunder.
 10.5*   Forms of Indemnification Agreements between Registrant and its officers and directors.
 10.6*   1996 Management/Professional Profit Sharing Plan
 10.7*   1996 Employee Profit Sharing Plan
 10.8*   Subordination, Nondisturbance, and Attornment Agreement among William
         E. Jarvis, Duane E. Dunwoodie and Marlene J. Dunwoodie, Peter D. Lacy
         and Registrant, dated June 26, 1992, regarding Registrant's facility located at 455 North Bernardo Road, Mountain View, California.
 10.9*   Industrial Lease Agreement between Joint Land Development Company
         Number Two and Registrant, dated June 26, 1992, and amendments thereto, for the Registrant's facility located at 455 North Bernardo
         Road, Mountain View, California.
 10.10*  Loan and Security Agreement between Registrant and Comerica Bank-
         California, dated November 30, 1993, and six modifications thereof.
 10.11*  Lease Agreement between Waterglade Developments (Edgware Road)
         Limited, dated June 2, 1993, and Sensory Systems Limited for Sensory
         Systems Limited's facility located at 303 Edgware Road, London NW9,
         England.
 10.12*  Stock Purchase Agreement among Registrant, James C. Bliss and Carolyn
         Joan Bliss, Trustees of the James C. Bliss and Carolyn Joan Bliss
         Trust u/d/t dated October 11, 1979, Judith Bliss and John Bliss, and certain shareholders of Registrant, dated April 9, 1995.
 10.13*  Variable Rate Installment Note issued by Registrant to Comerica Bank-
         California in the amount of $250,000.00, dated April 12, 1995.
 10.14*  Variable Rate Installment Note issued by Registrant to Comerica Bank-
         California in the amount of $750,000.00, dated April 12, 1995.
 10.15*  Variable Rate Installment Note issued by Registrant to Comerica Bank-
         California in the amount of $1,000,000, dated March 22, 1996.
 10.16*  Asset Purchase Agreement among VTEK, Registrant, Sensory Systems
         Limited and John F. Tillisch, dated March 29, 1996.
 10.17*  Employment Agreement between Sensory Systems Limited and John F.
         Tillisch, dated March 29, 1996.
 10.18*  Noncompetition Agreement among VTEK, Inc., Registrant, Sensory Systems
         Limited and John F. Tillisch, dated March 29, 1996.
 11.1*   Statement of computation of per share earnings.
 21.1*   Subsidiaries of Registrant
 23.1(a) Consent of Deloitte & Touche LLP, Independent Auditors (see page II-7).
 23.1(b) Consent of Keith Jones FCA, Independent Auditors (see page II-8).
 23.2*   Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit
         5.1).
 24.1*   Power of Attorney (See page II-5).
 27.1*   Financial Data Schedule

----------------

* Previously filed.